PINNACLE FINANCIAL PARTNERS, INC.
150 Third Avenue South, Suite 900
Nashville, Tennessee  37201
(615) 744-3700

March 10, 2016

Dear Shareholder:

You are cordially invited to attend our annual meeting of shareholders, which will be held in our offices on the eighth floor of the Pinnacle at Symphony Place at 150 Third Avenue South, Nashville, Tennessee 37201, on Tuesday, April 19, 2016, at 11:00 a.m., CDT. I sincerely hope that you will be able to attend this meeting, and I look forward to seeing you.

This notice of the annual meeting and proxy statement describes the formal business to be transacted at the meeting. We will also report on our operations for the year ended December 31, 2015 and the first quarter of 2016, as well as our plans for the future.  Your attention is directed to the proxy statement and notice of meeting accompanying this letter for more information regarding the matters proposed to be acted upon at the meeting.

We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission's "notice and access" rules. We are constantly focused on improving the ways shareholders connect with information about Pinnacle, and believe that providing our proxy materials over the Internet increases the ability of our shareholders to connect with the information they need, while reducing the environmental impact of our Annual Meeting.

Please take this opportunity to become involved in the affairs of Pinnacle Financial Partners, Inc. Whether or not you expect to be present at the meeting, please vote and submit your proxy as soon as possible via the Internet, by phone, or if you have requested to receive printed proxy materials, by mailing a proxy or voting instruction card enclosed with those materials. This will not prevent you from voting in person at the meeting, but will help to secure a quorum and avoid added solicitation costs.  If you decide later to attend the meeting, you may withdraw your proxy at any time and vote your shares in person.

Sincerely,

M. Terry Turner
President and Chief Executive Officer

(Intentionally left blank)

PINNACLE FINANCIAL PARTNERS, INC.
150 Third Avenue South, Suite 900
Nashville, Tennessee  37201
(615) 744-3700

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 19, 2016

The annual meeting of shareholders of Pinnacle Financial Partners, Inc. (the "Company") will be held on Tuesday, April 19, 2016, at 11:00 a.m., CDT in our offices on the eighth floor of the Pinnacle at Symphony Place at 150 Third Avenue South, Nashville, Tennessee 37201 for the following purposes:

(1)	To elect eleven persons to serve as directors for a term of one year until the due election and qualification of their successors;
(2)	To approve, on a non-binding, advisory basis, the compensation of the Company's named executive officers as disclosed in the proxy statement that accompanies this notice;
(3)	To ratify the appointment of Crowe Horwath LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016; and
(4)	To transact any other business as may properly come before the meeting.

The Board of Directors has set the close of business on February 25, 2016, as the record date for determining the shareholders who are entitled to notice of, and to vote at, the meeting.

We are mailing a Notice of Internet Availability of Proxy Materials to many of our shareholders instead of paper copies of our proxy statement and our annual report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how shareholders can receive a paper copy of our proxy materials, including the proxy statement, our 2015 Annual Report and proxy card.

We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting that you vote as soon as possible. Promptly voting will help ensure that the greatest number of shareholders are present whether in person or by proxy. You may vote over the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card enclosed with those materials. Please review the instructions on each of your voting options described in this proxy statement, as well as in the Notice you received in the mail.

If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised.  Should you desire to revoke your proxy, you may do so as provided in the accompanying proxy statement.

By Order of the Board of Directors,

Hugh M. Queener, Corporate Secretary

Nashville, Tennessee

March 10, 2016

Pinnacle Financial Partners, Inc.

PINNACLE FINANCIAL PARTNERS, INC.
150 Third Avenue South, Suite 900
Nashville, Tennessee  37201
(615) 744-3700

* * * * * * * * *

PROXY STATEMENT FOR 2016 ANNUAL MEETING

* * * * * * * * *

The Board of Directors (the "Board") of Pinnacle Financial Partners, Inc. (the "Company") has made this proxy statement and accompanying proxy card available to you on the Internet, or upon your request, has delivered such materials to you in printed form in connection with its solicitation of proxies for use at the 2016 Annual Meeting of Shareholders (the "Meeting") to be held at 11:00 a.m. CDT on Tuesday, April 19, 2016 in our offices on the eighth floor of the Pinnacle at Symphony Place at 150 Third Avenue South, Nashville, Tennessee 37201, and at any adjournments of the Meeting.  The Board is soliciting proxies for the purposes set forth in the notice the Company mailed to you on or about March 10, 2016 (the "Notice of Internet Availability of Proxy Materials").

    The purposes of the Meeting are:
(i)	To elect eleven directors for a term of one year and until their successors are elected and qualified;
(ii)	to approve, on a non-binding, advisory basis, the compensation of the Company's named executive officers,
(iii)	to ratify the appointment of the Company's independent registered public accounting firm, and
(iv)	to transact such other business as may properly be brought before the Meeting.

The close of business on February 25, 2016 is the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting.  We first mailed the Notice of Internet Availability of Proxy Materials to our shareholders on or about March 10, 2016.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on April 19, 2016:
As outlined in the Notice of Internet Availability of Proxy Materials, this proxy statement, the proxy card and the Company's 2015 Annual Report are available on the Internet at http://materials.proxyvote.com/72346Q.

As of the close of business on the record date, the Company had 90,000,000 shares of Common Stock, $1.00 par value per share (the "Common Stock"), authorized, of which 41,042,125 shares were issued and outstanding, and 10,000,000 shares of preferred stock, no par value per share (the "Preferred Stock"), authorized, of which no shares were issued and outstanding. Each issued and outstanding share of Common Stock is entitled to one vote on all matters presented at the Meeting.

Pinnacle Financial Partners, Inc.

IMPORTANT MEETING AND VOTING INFORMATION

Proxy Voting Procedures

If you properly vote and submit your proxy card, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy card. If you submit your executed proxy card but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted as follows:
•	FOR the election of the director nominees;
•	FOR the non-binding, advisory approval of the compensation of the Company's named executive officers as disclosed in this proxy statement;
•	FOR the ratification of Crowe Horwath LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016; and
•	In the best judgment of the persons appointed as proxies as to all other matters properly brought before the Meeting.

If any nominee for election to the Board named in this proxy statement becomes unavailable for election for any reason, the proxy will be voted FOR a substitute nominee selected by the Board.

You may also vote in person by attending the Meeting to be held at 11:00 a.m. CDT on Tuesday, April 19, 2016 in our offices on the eighth floor of the Pinnacle at Symphony Place located at 150 Third Avenue South, Nashville, Tennessee 37201.  Please be aware that cameras and other recording equipment will not be allowed in the Meeting.

Revocability of Proxies

You can revoke your proxy at any time before it is voted by delivering to Mr. Hugh M. Queener, Corporate Secretary, Pinnacle Financial Partners, Inc., 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201, either a written revocation of the proxy or a duly executed proxy bearing a later date, or by casting a new vote by telephone or Internet (only your last proxy submitted prior to the Meeting will be counted).  You may also revoke your proxy by attending the Meeting and voting in person.  If you hold shares in "street name" and you wish to cast your vote or change your vote at the Meeting, please bring a copy of your brokerage statement reflecting your share ownership as of the record date for the Meeting.

Shareholder Approval Requirements

A quorum will be present at the Meeting if at least 20,521,082 shares of Common Stock are represented in person or by valid proxy at the Meeting, which is a majority of the Company's outstanding shares of Common Stock as of the record date.  According to Tennessee law and the Company's Amended and Restated Charter and Bylaws, the aggregate number of votes entitled to be cast by all shareholders present in person or represented by proxy at the Meeting, whether those shareholders vote "for" or "against" or "abstain" from voting, together with all broker non‑votes will be counted for purposes of determining whether a quorum is present.

Broker Proxies.  Proxies that are returned to us by brokers that have not received instructions to vote on one or more proposals and do not vote on such proposal(s) are referred to as "broker non-votes" with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum.  Under the rules of the New York Stock Exchange (the "NYSE"), if your broker does not receive instructions from you, your broker will not be able to vote your shares with respect to non-routine matters. The proposal regarding the election of directors and the proposal to approve, on a non-binding, advisory basis, the compensation of the Company's named executive officers as disclosed in this proxy statement, are considered non-routine under the rules of the NYSE and failure to instruct your broker on how to vote on these matters will result in a broker non-vote. Therefore, it is very important that you instruct your broker how you wish your shares to be voted on these matters. The ratification of the appointment of the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016 is considered routine and therefore your broker may vote your shares on that matter even if your broker does not receive instructions from you.

Pinnacle Financial Partners, Inc.

Vote Required to Elect Directors.  As a result of our adopting a majority voting standard for directors at the 2015 annual meeting of shareholders, should a board nominee in an uncontested election fail to receive an affirmative vote of a majority of the votes cast at the Meeting, in person or by proxy, then that nominee, if that individual is an incumbent director, shall tender his or her resignation to the Chairman of the Board following the shareholder vote pursuant to the Company's Corporate Governance Guidelines.  Subsequently, the Company's Nominating and Corporate Governance Committee shall consider the relevant facts and circumstances, including the factors that may have given rise to the resulting shareholder vote and the service and qualifications of the impacted director(s), and recommend to the Board within ninety days of the shareholder vote as to whether to accept or reject the resignation of the impacted director(s).  The Board shall also consider the relevant facts and circumstances when considering whether to accept or reject the Nominating and Corporate Governance Committee's recommendation. Subsequently, the Company shall describe a full explanation of the above process and the decisions reached in a Form 8-K filing with the Securities and Exchange Commission.  Any director who tenders his resignation pursuant to this provision shall not participate in any discussion or recommendation related to the above process.

    Vote Required to Approve, on a Non-Binding, Advisory Basis, the Compensation of the Company's Named Executive Officers and Vote Required to Ratify the Appointment of Crowe Horwath LLP as Described in this Proxy Statement.  These matters will be approved if the number of shares of Common Stock voted in favor of the proposal exceed the number of shares of Common Stock voted against it. A properly executed proxy marked "ABSTAIN" with respect to either of these proposals will not be voted on that proposal, although it will be counted in determining whether there is a quorum. Therefore, abstentions will have no effect on whether these proposals are approved so long as a quorum is present.

     A summary of the voting provisions, provided a valid quorum is present or represented at the Meeting, for the above matters is as follows:

Vote	Director recommendation	Routine or Non-routine	Vote Requirement
Election of director nominees	FOR	Non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you.
Majority of votes cast either FOR or AGAINST each candidate will determine the result. Director nominees in uncontested elections that fail to receive a majority of votes cast in favor of their election must submit their resignation which may be accepted or rejected by Nominating and Corporate Governance Committee.

Higher number of shares cast either FOR or AGAINST each proposal will determine the result. ABSTAIN will not impact vote result.
Advisory, non-binding approval of compensation of named executive officers	FOR
Ratification of independent registered public accounting firm	FOR	Routine, thus if you hold your shares in street name, your broker may vote your shares for you absent any other instructions from you.

Proxy Solicitation

        Although the Company does not currently plan to engage a proxy solicitation firm, the Company will pay the cost of proxy solicitation. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, fax, or otherwise. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of Common Stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

Shareholder Proposals for Next Year's Meeting

In order for shareholder proposals for the 2017 annual meeting of shareholders to be eligible for inclusion in the Company's 2017 proxy statement, all such proposals must be mailed to Hugh M. Queener, Corporate Secretary, Pinnacle Financial Partners, Inc., 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201, and must be received no later than the close of business on November 9, 2016.  After this date, a shareholder who intends to raise a proposal to be acted upon at the 2017 Annual Meeting of Shareholders, but who does not desire to include the proposal in the Company's 2017 proxy statement, must inform the Company in writing no later than January 24, 2017.  If notice is not provided by that date, such notice will be considered untimely and the Board may exclude such proposals from being acted upon at the 2017 annual meeting of shareholders.  Further, if the Board elects not to exclude the proposal from consideration at the meeting (although not included in the proxy statement), the persons named as proxies in the Company's proxy for the 2017 annual meeting of shareholders may exercise their discretionary authority to act upon any such proposal.
Pinnacle Financial Partners, Inc.

CORPORATE GOVERNANCE

The Company has developed sound corporate governance principles which it believes are essential to running the Company's business efficiently and to maintaining the Company's integrity in the marketplace.

Corporate Governance Guidelines

The Company's Board has established a set of Corporate Governance Guidelines which address such matters as director qualifications, director nominations, board composition, director meetings, board committees and other matters.  The Board believes such guidelines to be appropriate for the Company in its effort to maintain "best practices" as to corporate governance.  You may access a copy of the Company's Corporate Governance Guidelines by clicking on the "Governance Documents" link on the Company's website at www.pnfp.com.  Also, the Company has included other corporate governance documents such as the Audit Committee Charter, Human Resources and Compensation Committee Charter, Nominating and Corporate Governance Committee Charter and Code of Conduct on the Company's website as well.

Director Age Limit

The Company's Corporate Governance Guidelines require that any director that is over the age of 75 at the time of the annual meeting of shareholders shall not be nominated to the Board of Directors at that meeting by the Nominating and Corporate Governance Committee.

Consequently, Mrs. Atkinson could not be nominated for another term on the Company's Board of Directors and her current term as a director will expire immediately following the Meeting.  The Company is grateful for the contributions Ms. Atkinson has made to the Company in her role as a founder and a director of our firm.

Director Independence

The Board, upon recommendation of the Nominating and Corporate Governance Committee, has determined that each of the following directors is an "independent director" within the meaning of NASDAQ Listing Rule 5605(a)(2):

Harold Gordon Bone;	Charles E. Brock;
Renda J. Burkhart;	Gregory L. Burns;
Colleen Conway-Welch;	James C. Cope;
Thomas C. Farnsworth, III;	Glenda Baskin Glover;
William F. Hagerty, IV;	William H. Huddleston, IV;
Ed C. Loughry, Jr.;	Gary L. Scott; and
Reese L. Smith, III.

Conversely, M. Terry Turner and Robert A. McCabe, Jr. are not considered independent.  As a result, the Company considers 86.7% of its directorate independent at this time.  In determining director independence the Board and the Nominating and Corporate Governance Committee considered the following relationships and transactions:

•
Under NASDAQ Listing Rule 5605(a)(2), directors may not be determined to be independent if they are an executive officer or have been employed by a company within the three years preceding the determination of independence.  In addition, a director may not be considered independent if the director received more than $120,000 in compensation (other than director fees, certain deferred compensation and retirement payments) from the Company for any twelve-month period during the preceding three years.  Messrs. Turner and McCabe are executive officers of the Company, and accordingly, are not considered independent.

Pinnacle Financial Partners, Inc.

•
Mr. Loughry served as Vice Chairman from March 15, 2006, upon the Company's acquisition of Cavalry Bancorp, Inc. ("Cavalry"), until his retirement on December 31, 2007.  Mr. Scott was employed by the Company upon the Company's acquisition of Mid-America Bancshares, Inc. on November 30, 2007 until his retirement on October 31, 2008.  In its determination that Mr. Loughry and Mr. Scott were independent, the Board and the Nominating and Corporate Governance Committee considered the period of time that had elapsed since Mr. Loughry's and Mr. Scott's retirement, the nature and amount of payments they have received from the Company since their retirement, (including in the case of Mr. Loughry, payments currently received pursuant to a nonqualified, noncontributory supplemental retirement plan established by Cavalry prior to its acquisition by the Company), the nature of their prior positions, and the relatively brief length of their employment with the Company.   Mr. Loughry chairs the Nominating and Corporate Governance Committee, all members of which are required to be independent.   Mr. Loughry also serves on the Community Affairs Committee, Trust Committee and Executive Committee.  Mr. Scott serves as the chairman of the Audit Committee, all members of which are required to be independent. Mr. Scott also serves on the Nominating and Corporate Governance Committee, Trust Committee and Executive Committee.

•
When considering the independence of Mr. Cope, the Nominating and Corporate Governance Committee and the Board considered amounts paid by the Company to the law firm of which Mr. Cope is a partner as well as amounts currently paid to him pursuant to a nonqualified, noncontributory supplemental retirement plan established by Cavalry prior to its acquisition by the Company.  During 2014 and 2013,  the Company paid $13,200 and $200, respectively, to Mr. Cope's firm for legal services, which amounts were considered immaterial to Mr. Cope's firm and the Company.  In 2015, the Company made no payments to Mr. Cope's law firm. Mr. Cope is the chairman of the Human Resources and Compensation Committee and is a member of the Nominating and Corporate Governance and Executive Committees.

•
When considering the independence of Mr. Huddleston, the Nominating and Corporate Governance Committee and the Board considered the amounts paid by the Company to the engineering firm of which Mr. Huddleston is the President.  During 2015, 2014, and 2013, the Company paid to Mr. Huddleston's firm approximately $1,600, $23,300 and $35,000, respectively, for engineering services, which amounts were considered immaterial to Mr. Huddleston's firm and to the Company.  Mr. Huddleston serves on the Audit Committee.  Mr. Huddleston also serves on the Trust Committee.

In its independence determination, the Board considered that directors, family members of directors and companies in which they serve as executives or controlling shareholders have various banking relationships, including loans, deposits and trust, insurance or investment services relationships with our subsidiary, Pinnacle Bank (the "Bank"), and that such services are provided on non-preferential terms generally available to other customers. Loans that are made to such persons do not involve, at the time made, more than the normal risk of collectability or present other unfavorable features to the Bank.  For more information regarding these loans, see "Certain Relationships and Related Party Transactions" of this proxy statement.

In 2015, the independent directors held two meetings at which only independent directors were present.  The independent directors determined that the chairman of the Company's Nominating and Corporate Governance Committee will serve as lead independent director and chairman of such meetings and at meetings of non-management directors.  In connection with his appointment as Chairman of the Nominating and Corporate Governance Committee,  Mr. Loughry was appointed and designated as the lead independent director beginning January 5, 2016 and will continue as such until his successor is elected and qualified.

Director Qualifications

The Company's Corporate Governance Guidelines contain certain criteria that apply to nominees for a position on the Company's Board. The Company's Board and its Nominating and Corporate Governance Committee have also adopted procedures for the evaluation of director candidates (the "Nominee Procedures") that contain certain minimum qualifications for candidates, including those identified by the Company's shareholders.  The Company's Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will annually review with the Board the composition of the Board as a whole and will consider with the Board the current composition of the Board in an effort to ensure that the members of the Board have a diversity of age, skills and experience in the context of the needs of the Board.  Beyond the Nominee Procedures, the Board has not adopted a formal, written diversity policy.  The Board, however, does seek to include directors who, when taken with the other nominees and continuing directors, will create a Board that offers a diversity of professional experience, background, age, gender, race, perspective, viewpoints and skills that match the diversity of the communities served by the Company.
Pinnacle Financial Partners, Inc.

The Nominee Procedures provide that the Nominating and Corporate Governance Committee may consider whatever factors it deems appropriate in its assessment of a candidate for board membership and that candidates nominated to serve as directors will, at a minimum, in the Nominating and Corporate Governance Committee's judgment:

•
be able to represent the interests of the Company and all of its shareholders and not be disposed by affiliation or interest to favor any individual, group or class of shareholders or other constituency;

•
meet the minimum qualifications for directors set forth in the Corporate Governance Guidelines and fulfill the needs of the Board at that time in terms of diversity of age, gender, race, experience and expertise; and

•
possess the background and demonstrated ability to contribute to the performance by the Board of its collective responsibilities, through senior executive management experience, relevant professional or academic distinction, and/or a record of relevant civic and community leadership.

In addition to these minimum qualifications, the Nominating and Corporate Governance Committee may also consider whether the candidate:

•	is of the highest ethical character and shares the core values of the Company as reflected in the Company's Corporate Governance Guidelines and the Company's Code of Conduct;
•	has a reputation, both personal and professional, consistent with the image and reputation of the Company;
•	is highly accomplished in the candidate's field;
•	has expertise and experience that would complement the expertise and experience of other members of the Board;
•	has the ability to exercise sound business judgment; and
•	is "independent" as such term is defined by the NASDAQ Listing Rules and the applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

The Nominating and Corporate Governance Committee does not assign specific weights to any particular criteria and no particular criterion is necessarily applicable to all prospective nominees. In addition to the criteria set forth above, the Nominating and Corporate Governance Committee considers how the skills and attributes of each individual candidate or incumbent director work together to create a board that is collegial, engaged and effective in performing its duties. Moreover, the Nominating and Corporate Governance Committee believes that the background and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. For a discussion of the specific backgrounds and qualifications of our current directors, see "Proposal #1: Election of Directors — Nominees for Election to the Board".

Service Limitations for other Public Company Boards of Directors

The Company's Corporate Governance Guidelines limit the number of public company boards of directors on which the Company's directors may serve.  Generally, non-employee directors may serve on the Company's Board and no more than three other public company boards, unless the non-employee director is the chief executive officer of a public company, in which case the limitation is reduced to two other public company boards.  Employee directors are limited to the Company's Board plus two other public company boards.

Process for Identifying Candidates

The Nominating and Corporate Governance Committee seeks to identify potential candidates for membership on the Company's Board through conversations with members of the Board, senior management and other members of the communities served by the Company.
Pinnacle Financial Partners, Inc.

The Nominating and Corporate Governance Committee also considers nominees proposed by the Company's shareholders in accordance with the provisions contained in the Company's Bylaws.  The Nominating and Corporate Governance Committee considers candidates recommended by the Company's shareholders within the context of the criteria and procedures described in the Nominee Procedures and under the "Director Qualifications" and "Evaluation of Candidates" sections of this proxy statement.  Under the Company's Bylaws, any shareholder may nominate a person for election to the Company's Board at the Meeting, provided that the nomination is received by the Secretary of the Company no later than March 22, 2016 and the nomination satisfies the requirements in the Company's Bylaws.  Each nomination submitted in this manner shall include the name and address of the nominee(s) and all other information with respect to the nominee as required to be disclosed in the proxy statement for the election of directors under applicable rules of the Securities and Exchange Commission, including the nominee's consent to being named as a nominee and to serving as a director, if elected.  Additionally, the nominating shareholder must provide his or her name and address as it appears in the stock records of the Company and the number of shares of Common Stock beneficially owned by the shareholder.

Evaluation of Candidates

The Nominating and Corporate Governance Committee will consider all candidates nominated through the processes described above in accordance with the procedures described under the "Evaluation of Candidates" section.  The chair of the Nominating and Corporate Governance Committee will preliminarily assess a candidate's qualifications and suitability, working with staff support and seeking input from the Board, and report such assessment as promptly as practicable to the Nominating and Corporate Governance Committee members.  When feasible, the chair of the Nominating and Corporate Governance Committee will interview candidates whom the chair believes are likely to meet the criteria for Board membership as part of the preliminary assessment process.  The report may be made to the Nominating and Corporate Governance Committee at a meeting of the committee or informally to each committee member between meetings.

If it is the consensus of the Nominating and Corporate Governance Committee that a candidate is likely to meet the criteria for Board membership, the chair of the Nominating and Corporate Governance Committee will advise the candidate of the committee's preliminary interest and, if the candidate expresses sufficient interest, with the assistance of the Company's corporate secretary's office, will arrange interviews of the candidate with one or more members of the Nominating and Corporate Governance Committee and senior management of the Company, and request such additional information from the candidate as the committee deems appropriate.  The Nominating and Corporate Governance Committee of the Company will consider the candidate's qualifications, including the individual's background, skills and abilities, whether such characteristics are consistent with the Company's Corporate Governance Guidelines and the qualifications set forth in the Nominee Procedures and whether the candidate's qualifications and characteristics fulfill the needs of the Board at that time.  The Nominating and Corporate Governance Committee will then confer and reach a collective assessment as to the qualifications and suitability of the candidate for membership on the Company's Board.  On the basis of its assessment, the Nominating and Corporate Governance Committee will formally consider whether to recommend the candidate's nomination for election to the Board.

Board Leadership Structure

In accordance with the Company's Bylaws, the Board has elected the Company's Chief Executive Officer and its Chairman.  Each of these positions may be held by the same person or may be held by two persons. Neither the Corporate Governance Guidelines nor any policy of the Board requires that the role of the Chairman and Chief Executive Officer be separate.  Robert A. McCabe, Jr., who is also an employee of the Company, is the Chairman of the Board and has been the Chairman of the Board since the Company's formation.  M. Terry Turner currently serves as a director and as the Company's President and Chief Executive Officer and has also held these positions since the Company's formation.  Additionally, pursuant to the Company's Corporate Governance Guidelines, the Board elects a Lead Director who shall preside over periodic meetings of all independent directors.  Effective January 5, 2016, Mr. Loughry serves as the Lead Director of the Company. The Lead Director's responsibilities include, among other things, supporting the Chairman of the Board in developing the agenda for Board meetings and in serving as a conduit for information flow between management and the non-employee members of the Board. The Lead Director chairs executive sessions of the independent directors at which neither the Chairman nor the President and Chief Executive Officer are present.
Pinnacle Financial Partners, Inc.

Due to Ms. Atkinson's age exceeding the maximum age at which a director can stand for election, Ms. Atkinson was not nominated for re-election to the Board. As a result, effective as of immediately following the Meeting, the Company's Board will be reduced to 15 directors, thirteen of whom are considered independent under the NASDAQ Listing Rules and the rules of the Securities and Exchange Commission.  The Board currently has five committees, which are the Executive Committee, the Audit Committee, the Community Affairs Committee, the Human Resources and Compensation Committee and the Nominating and Corporate Governance Committee, all of which are discussed in more detail below.  Certain directors also serve on a Pinnacle Bank board committee, the Trust Committee, which assists the Board in monitoring certain Bank operations.

The Audit Committee, the Human Resources and Compensation Committee and the Nominating and Corporate Governance Committee are composed entirely of independent directors within the meaning of that term in the NASDAQ Listing Rules and the rules and regulations of the Securities and Exchange Commission.

The Company believes that its current leadership structure is appropriate for the Company in that it provides an efficient decision making process with proper independent oversight.  The Company's Chairman is highly involved in the day to day operations of the Company.  His responsibilities include but are not limited to:

•	Direct responsibility for the strategic direction of the various fee businesses of the Company, including wealth management, investment services, trust and insurance services.
•	Lead business development officer for commercial clients and affluent consumers.
•	Chairman of the Company's asset liability management committee.

Likewise, the Company's President and Chief Executive Officer is also charged with the day to day operations of the Company.  His responsibilities include but are not limited to:

•	Direct responsibility for the overall strategic direction of the Company.
•	Provides leadership to the Company's various communication channels both internal and external, including media and investor relations.
•	Chairman of the Company's Leadership Team and Senior Management Committee.

Although people actively employed by the Company provide the primary source of day to day leadership, their actions are still subject to the oversight of the Board and its committees.  Pursuant to our Corporate Governance Guidelines, our independent directors are required to meet at least twice a year under the leadership of the Lead Director.  Additionally, the Executive Committee, over two-thirds of which is composed of independent directors, meets monthly throughout the year.  Finally, over three-fourths of the Board is independent and given the independence of the members of the Audit Committee, Human Resources and Compensation Committee and Nominating and Corporate Governance Committee, the Company believes that its leadership structure encourages a strong leadership platform with an appropriate amount of independent oversight.

Risk Oversight

The Board is responsible for providing oversight of the Company's risk management processes. The Executive Committee is primarily responsible for overseeing the risk management function of the Company on behalf of the Board. In carrying out its responsibilities, the Executive Committee works closely with the Company's Senior Risk Officer and other members of the Company's senior risk management team. The Executive Committee meets at least quarterly with the Senior Risk Officer and other members of management and receives a comprehensive report on risk management, including management's assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. The Executive Committee also receives updates relating to risk oversight matters between these quarterly meetings from the Senior Risk Officer, the Chief Executive Officer, the Chief Financial Officer and other members of management. The Executive Committee provides a report on risk management to the full Board on at least a quarterly basis. In addition, at least annually, the Senior Risk Officer and members of the risk staff make a presentation on enterprise-wide risk management to the full Board.
Pinnacle Financial Partners, Inc.

In addition to the Executive Committee, the other committees of the Board consider the risks within their areas of responsibility. The Human Resources and Compensation Committee considers the risks that may be implicated by our executive compensation programs, and the Audit Committee takes into account risk assessment in its review of the Company's internal audit, data security and external audit programs.  For a discussion of the Human Resources and Compensation Committee's review of the Company's senior executive officer compensation plans and employee compensation plans and the risks associated with these plans, see "Executive Compensation —Compensation Risk Management" of this proxy statement.

Code of Conduct

The Company has a Code of Conduct that applies to the Company's associates and directors.  The purpose of the Code of Conduct is, among other things, to provide written standards that are reasonably designed to deter wrongdoing and to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the Securities and Exchange Commission and other public communications by the Company; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the Code of Conduct; and accountability for adherence to the Code of Conduct.  Each director and associate is required to read and certify annually that he or she has read, understands and will comply with the Code of Conduct.

Under the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission's related rules, the Company is required to disclose whether it has adopted a Code of Ethics that applies to the Company's principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.  The Company's Chief Executive Officer and senior financial officers are bound by the Company's Code of Conduct which contains provisions consistent with the Securities and Exchange Commission's description of a Code of Ethics.

A copy of the Company's Code of Conduct can be obtained by clicking on the "Governance Documents" link on the Company's website at www.pnfp.com.  The Company intends to disclose any amendments to, or waivers from, the Code of Conduct with respect to its directors and officers that are required to be disclosed in accordance with the rules and regulations of the Securities and Exchange Commission and the NASDAQ Stock Market.  If such disclosure is made on the Company's website it will be located in the "Investor Relations" section of the Company's website at www.pnfp.com.

Communications with Members of the Board

The Company's Board has established procedures for the Company's shareholders to communicate with members of the Board.  Shareholders may communicate with any of the Company's directors, including the chairperson of any of the committees of the Board, by writing to a director c/o Pinnacle Financial Partners, Inc., 150 Third Avenue South, Suite 900, Nashville, Tennessee  37201.

Board Member Attendance at Annual Meeting

The Company encourages each member of the Board to attend the Annual Meeting of Shareholders.  All of the Company's directors who served on the Board at that time attended the 2015 Annual Meeting of Shareholders, with the exception of Ms. Atkinson.
Pinnacle Financial Partners, Inc.

PROPOSAL #1:  ELECTION OF DIRECTORS

The Company's Bylaws provide that the Board shall consist of not less than five (5) not more than twenty-five (25) directors. At the annual meeting of shareholders held in 2015, the Company's shareholders approved amendments to the Company's charter to de-classify the Board. Accordingly, directors elected at or after the 2015 annual meeting of shareholders are elected for one-year terms.

The terms for  eleven of the Company's incumbent  directors expire at the Meeting.  These directors are Sue Atkinson, Harold Gordon Bone, Charles E. Brock, Gregory L. Burns, Renda J. Burkhart, Glenda Baskin Glover, Thomas C. Farnsworth, III, William F. Hagerty, IV, Ed C. Loughry, Gary Scott, M. Terry Turner and Colleen Conway-Welch.  As noted previously, Ms. Atkinson is no longer eligible to stand for election to the Board. The Nominating and Corporate Governance Committee has determined that all eligible candidates, with the exception of M. Terry Turner, qualify as independent under the NASDAQ Listing Rules requiring that a majority of the Board meet required independence criteria.  There are four (4) directors whose terms expire at the 2017 annual meeting.  In each case, directors are elected until their respective successors are duly elected and qualified. Beginning with the 2017 annual meeting of shareholders all directors will stand for election annually.  Directors elected by the Board to fill board vacancies are required to stand for election by the shareholders at the next annual meeting. The nomination of each of the nominees has been approved by the Nominating and Corporate Governance Committee.

Unless a proxy specifies otherwise, the persons named in the proxy will vote the shares covered thereby FOR the nominees as listed.  Each nominee has consented to be a candidate and to serve, if elected. While the Board has no reason to believe that any nominee will be unavailable, if such an event should occur, it is intended that shares represented by proxies will be voted for substitute nominee(s) as selected by the Board.

All of the Company's directors also currently serve as directors of the Bank.

       THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSED DIRECTOR NOMINEES.

Nominees for Election to the Board

The biographies of each of the nominees and continuing directors below contain information regarding the person's service as a director, business experience, director positions for Securities and Exchange Commission reporting companies held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director for the Company.

Harold Gordon Bone (74)	Director since November 30, 2007
Term to expire 2016

Mr. Bone is a graduate of Cumberland University and the University of Tennessee. He also graduated from the University of Virginia's consumer banking school. Since 1977, Mr. Bone has been a partner and licensed general contractor of B&B Enterprise and is also involved in numerous other business ventures. Mr. Bone served as a director of First Bank and Trust in Mt. Juliet, Tennessee until its 2000 merger with a large regional bank holding company. Since 1984, Mr. Bone has served on the board of Middle Tennessee Electric Membership Corporation ("MTEMC"). MTEMC is the largest electric cooperative in Tennessee and the fifth largest in the United States. Mr. Bone is also a vice-president of Community Progress Committee, Inc., a not for profit entity that focuses on healthcare and education issues. A lifetime member of the First Presbyterian Church in Lebanon, Tennessee, Mr. Bone has served as elder, deacon and trustee. Mr. Bone also serves as a Director of the Crohn's and Colitis Foundation of America – Tennessee Chapter.  Prior to our acquisition of Mid-America on November 30, 2007, Mr. Bone served as director of Mid-America's subsidiary, Bank of the South, from 2001 and as a director of Mid-America from 2006.
Pinnacle Financial Partners, Inc.

Mr. Bone's wide variety of business experience, ranging from construction and real estate development to healthcare and education and most recently public utilities, allows him to bring to the Board a broad understanding of a number of industries in which many of the Company's clients operate.  His active involvement in a number of community activities in the Company's Wilson County market, and his service on the Mid-America board of directors prior to the Company's merger with Mid-America, allow him to contribute valuable insight to the Board on key developments in the Wilson County market.

Gregory L. Burns (60)	Director since June 17, 2001
Term to expire 2016

Mr. Burns is President of Gregory Burns Consulting Group, LLC. Previously he was founder, President and chief executive officer of NeighborMD Management, LLC, a developer and operator of NeighborMD Urgent Care centers, which was started in 2010 and was acquired by Urgent Care Enterprises, a JV between Tri-Star Health and Care Spot Express Healthcare on April 12, 2013. Prior to his retirement on February 12, 2009, Mr. Burns served as chairman of the board and chief executive officer for O'Charley's Inc., a registered public restaurant company, headquartered in Nashville, Tennessee.  Mr. Burns joined O'Charley's in 1983 as controller, and later held the positions of executive vice president, chief financial officer and president before becoming chief executive officer in February, 1994. Prior to joining O'Charley's, he served as chief financial officer for the Nashville Banner Publishing Company, a newspaper publisher, and a senior accountant for Price Waterhouse.

Mr. Burns currently serves on the Advisory Board of the University of Kentucky Gatton School of Business, the board of the Nashville Public Education Foundation where he was past chairman, and the board of The Dan and Margaret Maddox charitable fund. His other civic activities have included serving as chair and board member of the Nashville Chapter of the American Cancer Society and the Nashville Sports Council, and as a board member of the Nashville Ballet, the Music City Bowl, the Nashville Symphony and the Vanderbilt Ingram Cancer Center.  Mr. Burns was also inducted into the University of Kentucky Gatton College of Business and Economics Alumni Hall of Fame in 2000.

Mr. Burns has extensive business experience having served as first the chief financial officer, and then the chief executive officer of O'Charleys Inc., a registered public restaurant company.  He has a broad understanding of the financial, operational and strategic issues facing public companies and his accounting and financial expertise add to his qualifications. Mr. Burns has been designated as an "audit committee financial expert" by the Board.

Thomas C. Farnsworth, III (48)	Director since September 1, 2015
Term to expire 2016

Mr. Farnsworth has spent his entire career at Farnsworth Investment Company and is president and owner of the firm. He was an integral part of the creation, financing and development of all Farnsworth-owned industrial parks and warehouse facilities in Memphis, Tennessee. In 2005, he oversaw the successful disposition of the entire Farnsworth real estate portfolio. Currently, Mr. Farnsworth is involved in the development of Harmony Reserve, an active retirement community in Vero Beach, FL. He earned a bachelor's degree in economics from Southern Methodist University. In addition to serving on the Board, Mr. Farnsworth serves on the boards of Memphis Zoo, Inc. and Church Health Center, a Memphis non-profit initiative providing total health care to the working poor.

Mr. Farnsworth served as a director of Magna Bank from 2004 to its merger with Pinnacle Bank. His business experience provides valuable knowledge regarding commercial real estate activities and insight into the Memphis business market.
Pinnacle Financial Partners, Inc.

Glenda Baskin Glover (62)	Director since December 1, 2013
Term to expire 2016

Dr. Glover is a certified public accountant and an attorney. She has served as president of Tennessee State University since January 2013. From 1994 to 2012, Dr. Glover was the Dean of the College of Business at Jackson State University in Jackson, Miss., where she led the College of Business throughout the accreditation   process and spearheaded the implementation of the nation's first Ph.D. in Business at a historically black college and university.

Her other previous roles include serving as chairperson of the Department of Accounting at Howard University, chief financial officer of an engineering firm, tax manager at a major public utility company and accountant with a Big-Four CPA firm.

Dr. Glover has previously served as a corporate board member of three other publicly traded corporations: Citigroup-Student Loan Corporation, American Learning Corporation and First Guaranty Bancshares. She served as either chair of the audit committee or as a financial expert on each board.

She earned her bachelor's degree from Tennessee State University, an MBA from Clark Atlanta University and completed her doctorate in business at George Washington University. She later completed her law degree from Georgetown University.

Dr. Glover's experience as a director of other publicly held companies, including other financial institutions, her deep expertise on accounting and corporate governance matters, and her relationships with other lenders in the higher education and African American communities make her a valuable addition to the Company's Board.

William F. Hagerty, IV (56)	Director since July 21, 2015
Term to expire 2016

Mr. Hagerty is co-founder and managing director of private equity investment firm Hagerty Peterson & Company.

He recently served in Tennessee Gov. Bill Haslam's cabinet as the state's commissioner of economic development from January 2011 to January 2015. During his tenure in this role he was also responsible for the Tennessee Film, Entertainment and Music Commission.

Mr. Hagerty began his career with global consultancy The Boston Consulting Group and then served on the White House Domestic Policy Staff as chief economist for the President's Council on Competitiveness.

Following his service on the White House staff, Mr. Hagerty joined Trident Capital and launched his career in private equity. He has successfully invested in a broad range of industries including financial services, health care and technology. In 2012, he took a leave of absence and moved to Washington, DC to serve full-time on the 2012 U.S. Presidential Transition Team.

His financial services experience includes serving on the board and audit committee of RenaissanceRe Holdings Ltd., an SEC-registered company that is one of the world's top catastrophic risk re-insurance companies. Mr. Hagerty also serves on the board and chairs the governance committee of R.J. O'Brien & Associates, LLC, one of the nation's largest independent futures and commodities merchants.

For 11 years he served as member and chair of the Regional Selection Panel for the President's Commission on White House Fellowships (Clinton, Bush and Obama administrations). Mr. Hagerty also was vice chairman of the board of Columbia Hospital for Women, a nationally recognized not-for-profit women's hospital in the District of Columbia.

He has served as chairman of the executive board of the National Capital Council of the Boy Scouts of America and is now an active member of the Middle Tennessee BSA board's executive committee.

Mr. Hagerty also has been engaged locally in the Nashville community, serving as a trustee of Cheekwood, where he was on the executive committee of the board, and he served as Board Chairman of the Tennessee Technology Development Corporation, which was re-launched under his tenure as LaunchTN.

A native of Tennessee, Mr. Hagerty earned his bachelor's degree in economics and his law degree from Vanderbilt University.
Pinnacle Financial Partners, Inc.

Mr. Hagerty's broad business experience in financial firms, including private equity, insurance and securities and futures firms provides additional insight to the Board. Mr. Hagerty's service on the Tennessee Committee of Economic Development provides valuable expertise concerning the statewide economy, and his experience as a director of a major reinsurer provides the Board with additional risk management background.

Renda J. Burkhart (61)	Director since June 17, 2015
Term to expire 2016

Ms. Burkhart is the founder and since 1982 has served as president of Burkhart & Company, P.C., a Knoxville-based certified public accounting firm that offers financial, accounting and tax consulting services to entrepreneurs and high net worth families. Ms. Burkhart also co-founded Concorde Technologies, Inc., which provided integration of information system technologies and software solutions in specialized commercial environments. She was the company's president through 1996. Before becoming an entrepreneur, Ms. Burkhart worked in the tax division of a large accounting firm. Ms. Burkhart has served on numerous boards of public and private foundations, non-profit organizations and closely held businesses. She currently serves on the boards of University Health Systems and the Cornerstone Foundation. Ms. Burkhart is a Certified Public Accountant and member of the American Institute of CPAs. She earned her bachelor's degree from the University of Tennessee.

Ms. Burkhart provides the Board with valuable insight into the Knoxville business and individual markets, and her accounting experience and expertise provide strong support to the Audit and Trust Committee of the Board. She remains an active member of the community and networks nationally among businesses serving high net worth families. Through her numerous community and professional activities, she has insight into financial markets including banking, investment management, trust and risk management.

Charles E. Brock (51)	Director since September 1, 2015
Term to expire 2016

Since January 2013, Mr. Brock has served as president and chief executive officer of Launch Tennessee, a state wide initiative to harness innovation, capital and the entrepreneurial spirit to make Tennessee the best place in the Southeast to start a business. From 2009 to 2012 he was the managing partner of and currently is the board chairman and director of FourBridges Capital Advisors, a middle-market investment bank based in Chattanooga, Tennessee that serves clients throughout the Southeast. Mr. Brock has also served as the executive entrepreneur of CoLab, whose mission is to support entrepreneurs in the southeast Tennessee region. Additionally, he is a founding partner of Chattanooga Renaissance Fund, Chattanooga's first angel capital group committed to helping fund and mentor startup companies in the region. In 1998, Mr. Brock helped start Foxmark Media, growing it into one of the nation's leading mall advertising companies, operating in more than 35 markets. As the company's CEO and largest shareholder, he structured three rounds of private financing before selling the company in 2006 to Australian based EYE Corp, one of the world's leading out-of-home media companies. Prior to starting Foxmark, Mr. Brock held marketing and sales positions with Brock Candy Company and its successor, Brach and Brock Confections. Mr. Brock was an organizer and director of CapitalMark Bank & Trust in Chattanooga, which we acquired in July 2015. Mr. Brock is an active member of the Nashville chapter of the Entrepreneurs Organization, a worldwide network of more than 9,000 business owners. He serves on the board of the Boys & Girls Club, Outreach Haiti and as endowment chair at Good Shepherd Church. Mr. Brock earned his bachelor's degree from the University of the South, where he is a former member of the Board of Trustees. He holds a Series 7 and Series 63 license, and is also a Series 24 Registered Securities Principal. He is a director of Dixie Group, Inc., an SEC-registered company that manufactures and sells carpets and rugs.

Mr. Brock's extensive and ongoing experience with emerging growth companies, entrepreneurs, and small and medium-sized private business in Tennessee and the Southeast provides the Board with exceptional insight and perspective for the Company's primary market of small to medium-sized business and financially successful individuals. As a Chattanooga native and resident, he also provides the Board with important knowledge of a principal geographic market for the Company.
Pinnacle Financial Partners, Inc.

Colleen Conway-Welch (71)	Director since February 28, 2000
Term to expire 2016

Dr. Conway-Welch is the retired dean and held responsibilities as the chief executive officer of the Vanderbilt University School of Nursing, Nashville, Tennessee, a position she held from 1984 to June 30, 2014. Because of her international stature as a voice for the nursing profession, Dr. Conway-Welch has been previously called on to serve on President Reagan's 1988 Commission on HIV and the 1998 Congressional National Bipartisan Commission on the Future of Medicare, the 2002 Advisory Council to Secretary Thompson on Public Health Preparedness and the DHHS Center for Medicare and Medicaid's Advisory Committee for Medicare Coverage. She is also an elected member of the Institute of Medicine of the National Academy of Science, and from 2007-2012, was appointed by President Bush to the Board of Regents of the Uniformed Services University of the Health Sciences.

Dr. Conway-Welch previously served as a director and chairperson of the Compliance Committee of RehabCare Group, Inc., a registered public provider of rehabilitation services headquartered in St. Louis, Missouri, and formerly was a member of the board of directors and Compensation Committee of Caremark Rx, Inc., a registered public pharmacy benefits management company headquartered in Nashville, Tennessee prior to its 2007 acquisition by CVS Corporation. Dr. Conway-Welch was a founder of the Company and an organizer of the Bank.

In her community role, she has served on and chaired the board of directors for the Nashville Symphony, chaired the "Report Card" Committee on Nashville Schools for the Nashville Area Chamber of Commerce and is a member of the Nashville Downtown Rotary. She also chaired the Middle Tennessee United Way annual campaign in 1999.  Additionally, Dr. Conway-Welch served as a member of the board of directors of the Tennessee Performing Arts Center.

Dr. Conway-Welch brings to the Board the management experience and unique perspective gained from having served as the dean of the Vanderbilt University School of Nursing for over twenty-nine years.  Her substantial knowledge of healthcare public policy matters, as well as her local and international reputation contributes to the overall leadership composition of the Board, and her prior and current service on the boards of directors of two other registered public companies gives her a deep understanding of the role of boards of directors.

Ed C. Loughry, Jr. (73)	Director since March 15, 2006
Term to expire 2016

Mr. Loughry served as Vice-Chairman of the Company until his retirement on December 31, 2007, a position he had held since March 15, 2006, following the merger between the Company and Cavalry. Mr. Loughry joined Cavalry Banking in 1968 and served as President and chief executive officer of Cavalry Banking from 1982 until its merger with Pinnacle National Bank in March 2006.  He also served as president and chief executive officer of Cavalry from its inception in 1998 until its merger with the Company in March 2006.

Mr. Loughry received his Bachelor of Science degree in finance from The University of Tennessee.

Mr. Loughry has served on the boards of directors of the Rutherford County Chamber of Commerce, the United Way, the Heart Fund, the Federal Home Loan Bank of Cincinnati, the Federal Reserve Bank of Atlanta (Nashville branch), the American Bankers Association board and the ABA Bank Pac board. He is past Chairman of the Tennessee Bankers Association. He also received the Leader in Banking Excellence award from the Tennessee Bankers Association. He is also currently serving on the Middle Tennessee Medical Center board and the Christy-Houston Foundation. He was selected Business Person of the Year in 1993 and Business Legend in 2000 by the Rutherford County Chamber of Commerce.
Pinnacle Financial Partners, Inc.

Mr. Loughry served as a director of Cavalry Banking from 1982 to 2006 and its parent corporation Cavalry Bancorp, Inc. ("Cavalry") from 1998 to 2006.  He was the chairman of Cavalry's Board from 1999 to 2006.

Mr. Loughry's extensive banking experience, including having served as the President and a director of Cavalry, brings to the Board valuable insight into the day to day operations of a financial institution and a deep understanding of the banking industry generally and of the Company's market area specifically.  His institutional knowledge of all operational aspects of Cavalry's business prior to its merger with the Company and his experience as past chairman of the Tennessee Bankers Association are both valuable to the Board. He is widely respected among Tennessee community bankers and provides valuable industry knowledge to Board strategic deliberations.

M. Terry Turner (60)	Director since February 28, 2000
Term to expire 2016

Mr. Turner was one of the founders of the Company and an organizer of the Bank. Mr. Turner is president and chief executive officer of the Company and the Bank, positions he has held since the Company's and Bank's organization. Mr. Turner is a graduate of the Georgia Institute of Technology where he received his bachelor's degree in Industrial Management in 1976. Following his graduation, Mr. Turner worked for Arthur Andersen & Company as a consultant in Atlanta, Georgia, and joined one of his clients, Park National Bank, Knoxville, Tennessee in 1979 where he held various management positions. In 1985, Mr. Turner joined First American National Bank, Nashville, Tennessee, as a result of its acquisition of Park National Bank. Mr. Turner served from January 1994 until November 1998 as President of the General Bank of First American National Bank.  From November 1998 until October 1999, he served as President of the Investment Services Group of First American Corporation. Mr. Turner's banking career at First American in Nashville covered 14 years, and entailed executive level responsibilities for almost all aspects of its banking and investment operations.

During Mr. Turner's tenure in Nashville, he has served as chairman of the board of the Nashville Sports Council, chairman of the board of trustees for Brentwood Academy, advisory board chairman for the Salvation Army, vice chairman for the Southern Baptist Foundation, member of the board of trustees of Belmont University, member of the Federal Reserve Bank of Atlanta (Nashville branch), and a member of the board of governors of the Nashville Chamber of Commerce.  Mr. Turner is an active member and CEO in the World President's Organization and is also a member of numerous local clubs and organizations including Leadership Nashville.

Mr. Turner's extensive banking experience and his experience managing the day to day operations of the Company's business provide the Board with knowledge and insight into the Company's operations.  Additionally, his active involvement with the Company since its inception provides the Board with invaluable institutional knowledge and a comprehensive understanding of the Company's mission.

Gary L. Scott (69)	Director since November 30, 2007
Term to expire 2016

Prior to our acquisition of Mid-America on November 30, 2007, Mr. Scott served as chief executive officer and chairman of the Board of Mid-America's subsidiary, PrimeTrust Bank, from 2001 and as chief executive officer and chairman of the Board of Mid-America from 2006. From November 30, 2007 until his retirement on October 31, 2008, Mr. Scott served as Area Chairman for the Company's operations in Dickson and Cheatham counties.  Mr. Scott began his banking career in 1971 eventually serving as chief executive officer and chairman of Cheatham State Bank and CSB Corporation until 1998. He served several terms on the board of the Tennessee Bankers Association and on the ABA's Community Bankers Council. He is a past President of the Cheatham County Chamber of Commerce and served as a director and treasurer of Leadership Middle Tennessee from 2001 - 2012. Presently, he is in his second term on the advisory board of the School of Business at Austin Peay State University. He recently received the Leader of Business Excellence award from the Tennessee Bankers Association.
Pinnacle Financial Partners, Inc.

Mr. Scott's extensive banking experience, including having served as the chief executive officer and chairman of Mid-America, brings to the Board valuable insight into the day to day operations of a financial institution and a deep understanding of the banking industry generally and of the Company's market area specifically.  His institutional knowledge of all operational aspects of Mid-America's business prior to its merger with the Company is also valuable to the Board, along with his familiarity with financial institution risk management and regulatory environments.

The following directors serve as Class II directors and, accordingly, their terms will expire at the 2017 Annual Meeting of Shareholders and when their successors are duly elected and qualified.

Continuing Directors Until 2017 Meeting
Class II Directors:

James C. Cope (66)	Director since March 15, 2006
Term to expire 2017

Mr. Cope is a member in the law firm of Cope, Hudson, Reed & McCreary PLLC in Murfreesboro, Tennessee and has practiced law continuously in Murfreesboro, Tennessee since 1976.  Mr. Cope is a graduate of the University of Tennessee and received his Doctor of Jurisprudence degree from Vanderbilt University in 1974.   Mr. Cope serves as attorney for Rutherford County, Tennessee, the Middle Tennessee Electric Membership Corporation, the Consolidated Utility District of Rutherford County, the Murfreesboro Housing Authority, the Smyrna/Rutherford County Airport Authority and otherwise engages in a general practice of civil law. He is admitted to practice before the Sixth Circuit and Eleventh Circuit Courts of Federal Appeals and the Supreme Court of the United States of America.  He is a member of the Tennessee Bar Association.  He has served as a hearing officer appointed by the Supreme Court of the State of Tennessee for the Board of Professional Responsibility (1988-1993). He is past President of the Middle Tennessee State University Foundation and the Murfreesboro Rotary Club.  He also served on the board and was an initial class member of Leadership Rutherford.  In addition, he also served on the board of the YMCA of Rutherford County.

Prior to our acquisition of Cavalry on March 15, 2006, Mr. Cope served as a director of Cavalry's subsidiary, Cavalry Banking, from 1992 and as a director of Cavalry, which was a registered public bank holding company headquartered in Murfreesboro, Tennessee, from 1998.

Mr. Cope's over forty years of legal practice in the Rutherford County, Tennessee area, during which he has represented a broad array of corporate and municipal clients, contribute to the breadth and depth of experience on the Board through the inclusion of a member with an understanding of a broad range of legal and regulatory matters. Mr. Cope's reputation and involvement in the Rutherford County community strengthen the Company's ties to one of its important markets.

William H. Huddleston, IV (52)	Director since March 15, 2006
Term to expire 2017

Mr. Huddleston, a professional engineer and registered land surveyor licensed in the State of Tennessee, has been the President of Huddleston-Steele Engineering, Inc., in Murfreesboro, Tennessee since 1994. Mr. Huddleston currently serves on the Webb School Board of Trustees. He was formerly a member of the City of Murfreesboro Construction Board of Adjustments and Appeals, the First United Methodist Church Finance and Special Gifts Committees, the Rutherford County Chamber of Commerce Board of Directors, Leadership Rutherford Board of Directors, and a member of the Middle Tennessee State University Foundation Board of Trustees and the Middle Tennessee Medical Center board of directors.

Prior to our acquisition of Cavalry on March 15, 2006, Mr. Huddleston had served as a director of Cavalry and its wholly-owned bank subsidiary Cavalry Banking since 1999.

Mr. Huddleston's engineering background and extensive experience in the construction and land development industries in the Murfreesboro, Tennessee area provides the Board with an informed perspective of an industry in which the Company is an active lender.  His civic involvement in the Murfreesboro community also offers the Board insight into the business climate impacting many of the Company's customers in that market.
Pinnacle Financial Partners, Inc.

Robert A. McCabe, Jr. (65)	Director since February 28, 2000
Term to expire 2017

Mr. McCabe was one of the founders of the Company and an organizer of the Bank. Mr. McCabe serves as Chairman of the Board of the Company and the Bank, positions he has held since the formation of the Company and the Bank. He began his banking career with the former Park National Bank of Knoxville, Tennessee, as an officer trainee in 1976.  From 1976 to 1984, Mr. McCabe held various positions with Park National Bank in Knoxville, including senior vice president, until the acquisition of Park National by First American National Bank in 1985. Mr. McCabe joined First American as an executive vice president of the retail bank of First American National Bank of Nashville, a position he held until 1987 when First American promoted him to president and chief operating officer of the First American Bank of Knoxville. In 1989, Mr. McCabe was given added responsibility by being named president and chief operating officer for First American's east Tennessee region. Mr. McCabe continued in that position until 1991, when First American selected him as president of First American's Corporate Banking division, and shortly thereafter, as president of its General Banking division. In 1994, First American appointed Mr. McCabe as a vice chairman of First American Corporation.  In March 1999, Mr. McCabe was appointed by First American to manage all banking and non-banking operations, a position he held until First American's merger with AmSouth Bancorporation in October 1999.

Mr. McCabe also serves as a director of Nashville Electric Service, a municipal electric distribution company and National Health Investors of Murfreesboro, Tennessee, a registered public healthcare real estate investment company. Mr. McCabe was also a director of Goldleaf Financial Solutions, Inc., a registered public company that was a provider of financial products to community banks, from 2002 until its sale in 2009. He was also a director of SSC Services of Knoxville, Tennessee which was sold in 2010.

Mr. McCabe has been active in various civic organizations within his community, including Leadership Knoxville and Leadership Nashville. He is a member of the World President's Organization, Chief Executives Organization, served as the immediate past Chairman of the Board of Trustees of The Ensworth School and Cheekwood Botanical Gardens and Museum of Art. He is also a past chairman of the Middle Tennessee Boy Scout Council, The Nashville Symphony and the Nashville Downtown Partnership.  He currently serves as Chairman of the Board for the Nashville Electric Service.

Mr. McCabe's extensive banking and business development experience and his experience managing the day to day operations of the fee-based portion of the Company's business provide the Board with knowledge and insight into the Company's operations.  Additionally, his active involvement with the Company since its inception provides the Board with invaluable institutional knowledge and a comprehensive understanding of the Company's mission.

Reese L. Smith III (67)	Director from February 28, 2000 to February 12, 2010
Director since September 28, 2013
Term to expire 2017

Mr. Smith is president of Haury & Smith Contractors, Inc., a real estate development and home building firm. He is a native Tennessean, and has operated this business in the Nashville area since his graduation from the University of Tennessee at Martin in 1970. From 1996 to 1999, Mr. Smith served as a board member of First Union National Bank of Nashville, and was a founder and director of Brentwood National Bank from its inception in 1991 to 1996. Additionally, Mr. Smith serves as a senior life director of the National Association of Home Builders, is a member of the Home Builders Association of Tennessee Hall of Fame and serves on the executive committee of the Southern League of Professional Baseball.

Mr. Smith also serves on the boards of Battle Ground Academy and Room in the Inn. He is an international member of Grace Chapel in Leiper's Fork, Tenn.

Mr. Smith's connection and long-standing business relationship with many of those in our target markets and past experience as a bank director, including his previous service as a director of the Company, enable him to provide valuable insights into key aspects of our commercial construction and real estate portfolios.

Mr. Smith's connection and long standing business relationship with many of the businesses and individuals in our Nashville market and past experience as a bank director, including his previous service as a director of the Company, enable him to provide valuable insights into key aspects of our commercial construction and real estate portfolios.
Pinnacle Financial Partners, Inc.

Meetings and Committees of the Board

During the fiscal year ended December 31, 2015, the Company's Board held ten meetings. The Company's governance guidelines require all incumbent directors to attend at least 75% of the total number of meetings of the Company's Board and committees of the Board on which he or she serves in the year prior to their election in order for the Nomination and Corporate Governance Committee to re-nominate them to their Board seat.  All incumbent directors attended at least 75% of the total number of meetings of the Company's Board and committees of the Board on which he or she served during the time period when the director was a member of the Board in 2015.

In accordance with the Company's Corporate Governance Guidelines or the Bylaws, the Company's Board has established the committees described below. As of March 1, 2016, the members of each committee were the same for the Company and the Bank were as identified below:

	Audit Committee	Community Affairs Committee	Human Resources & Compensation Committee	Nominating & Corporate Governance Committee	Trust Committee	Executive Committee
Bone		✓ (C)	✓	✓		✓
Brock		✓	✓
Burkhart	✓				✓
Burns	✓			✓	✓(C)	✓
Conway-Welch		✓	✓
Cope		✓	✓(C)	✓		✓
Farnsworth	✓		✓
Glover	✓				✓
Hagerty	✓		✓
Huddleston					✓
Loughry		✓		✓(C)	✓	✓
McCabe		✓			✓	✓
Scott	✓(C)			✓	✓	✓
Smith	✓		✓
Turner						✓ (C)

           (C) Chairman

EXECUTIVE COMMITTEE.  Under the Company's Bylaws, the Executive Committee may exercise all authority of the Board in the intervals between Board meetings, except for certain matters.  The independent directors of the Executive Committee are responsible for recommending to the full Board the nominees for membership on the Company's Nominating and Corporate Governance Committee.  The Executive Committee receives a quarterly report from the Company's Enterprise-Wide Risk Management Committee.  This report, which is prepared by the Company's Senior Risk Officer, addresses all major risk areas of the company, including but not limited to Credit, Interest Rate, Liquidity, etc.  The Executive Committee recommends to the Board all major policies and procedures pertaining to loan policy.  Additionally, the Executive Committee has overall responsibility for asset liability management strategy of the Company and the Bank.  The Executive Committee held twelve meetings in 2015.

Pinnacle Financial Partners, Inc.

AUDIT COMMITTEE.  The Company has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.  The Audit Committee's responsibilities are set forth in a written charter that has been adopted by the Board, a copy of which is available by clicking on the "Governance Documents" link on the Company's website at www.pnfp.com. The Audit Committee's charter provides that the Audit Committee shall consist of at least three members, all of whom shall be "independent."  Members of the Audit Committee shall be considered independent so long as they meet the applicable requirements for independence set forth under the NASDAQ Listing Rules and as required by the rules and regulations of the Securities and Exchange Commission, including Rule 10A-3 promulgated under the Exchange Act.  All members of the Audit Committee are independent within the NASDAQ Listing Rules as well as Rule 10A-3 promulgated under the Exchange Act.  The Audit Committee charter also provides that the members of the Audit Committee shall be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement and statement of cash flows.  The Company believes that the members of the Audit Committee meet these requirements.  Additionally, the rules and the regulations of the Securities and Exchange Commission require the Company to disclose whether it has an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission.  The Company's Board has determined that Gregory L. Burns is an "audit committee financial expert" as that term is defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission and that he is "independent" as defined by the rules and regulations of the Securities and Exchange Commission.  The primary functions of the Audit Committee consist of:

•	Ensuring that the affairs of the Company are subject to effective internal and external independent audits and control procedures;

•	Approving the selection of internal and external independent auditors annually;

•
Reviewing all Forms 10-K and Forms 10-Q, prior to their filing with the Securities and Exchange Commission, and reviewing the corresponding Chief Executive Officer and Chief Financial Officer certifications of these reports; and

•
Preparing an audit committee report for inclusion in the Company's proxy statement disclosing that the Committee has discussed the annual audited financial statements with management and the Company's independent registered public accountants and, based on these discussions, recommended whether such financial statements should be included in the Company's annual report filed with the Securities and Exchange Commission.

Company management, internal and external auditors, independent loan reviewers, compliance consultants and the Company's outside counsel may attend each meeting or portions thereof as required by the Audit Committee.  The Audit Committee held eight meetings in 2015.

COMMUNITY AFFAIRS COMMITTEE.  The Community Affairs Committee evaluates overall community relations including public affairs and advertising. The Community Affairs Committee establishes the Bank's community development program and assesses and works to ensure compliance with the Community Reinvestment Act, fair lending laws, and the Home Mortgage Disclosure Act.  Additionally, this committee oversees the Bank's corporate contribution program.  The Community Affairs Committee held four meetings in 2015.

HUMAN RESOURCES AND COMPENSATION COMMITTEE.  The Human Resources and Compensation Committee's responsibilities are set forth in a written charter which has been approved by the Board.  A copy of this charter is available by clicking on the "Governance Documents" link on the Company's website at www.pnfp.com.

Pinnacle Financial Partners, Inc.

The Human Resources and Compensation Committee's Charter provides that the Human Resources and Compensation Committee shall consist of at least three members, all of whom shall be "independent" under the NASDAQ Listing Rules and the rules and regulations of the Securities and Exchange Commission.  Members of the Human Resources and Compensation Committee shall be considered independent so long as they meet the applicable requirements for independence set forth under the NASDAQ Listing Rules and as required by the rules and regulations of the Securities and Exchange Commission.  All members of the Human Resources and Compensation Committee are independent in accordance with the Human Resources and Compensation Committee Charter.

The Human Resources and Compensation Committee establishes or approves all policies and procedures related to the human resources function of the Company and the Bank including employee compensation, incentive programs, the Company's 401(k) plan and employee stock incentive plans.  Additionally, this committee evaluates and establishes the compensation of the Company's executive officers, including the Chief Executive Officer and Chief Financial Officer, the compensation for which is described in the Summary Compensation Table below.  The Human Resources and Compensation Committee also reviews the compensation of the other members of the Company's Leadership Team and establishes the compensation for the directors.  The Human Resources and Compensation Committee receives recommendations from the Chief Executive Officer and the senior human resources officer in connection with the determination concerning executive compensation.  The Human Resources and Compensation Committee has engaged compensation consultants for assistance in carrying out its responsibilities.  The Human Resources and Compensation Committee also approves the Company's annual compensation discussion and analysis included in this proxy statement.  The Human Resources and Compensation Committee held six meetings in 2015.

Compensation decisions for the Company's NEOs (as defined below) are made by the Human Resources and Compensation Committee in the executive session.  In carrying out their duties, the Human Resources and Compensation Committee considers many factors, including the ongoing performance of the Company, advice received from third party consultants and results of shareholder votes on "Say on Pay" and other similar votes.

In October 2014, the Human Resources and Compensation Committee selected McLagan Partners Inc. ("McLagan") as the Company's consultant for executive and director compensation matters for the fiscal year ended December 31, 2015. The McLagan consultant who performed these services reported directly to the Human Resources and Compensation Committee chair. The Human Resources and Compensation Committee has established procedures that it considers adequate to ensure that McLagan's advice to the Human Resources and Compensation Committee remains objective and is not influenced by the Company's management. These procedures include:

•	a direct reporting relationship of the McLagan consultant to the Human Resources and Compensation Committee;
•	provisions in the Human Resources and Compensation Committee's engagement letter with McLagan specifying the information, data, and recommendations that can and cannot be shared with management;
•
an annual update to the Human Resources and Compensation Committee on McLagan's financial relationship with the Company, including a summary of the work performed for the Human Resources and Compensation Committee during the preceding 12 months; and

•
written assurances from McLagan that, within the McLagan organization, the McLagan consultant who performs services for the Human Resources and Compensation Committee has a reporting relationship and compensation determined separately from any other McLagan line of business.

McLagan also assists the Human Resources and Compensation Committee in establishing compensation for the independent directors of the Board.
Pinnacle Financial Partners, Inc.

The agenda for meetings of the Human Resources and Compensation Committee is determined by its Chairman with the assistance of the Company's Chief Executive Officer, Chief Financial Officer and Chief Human Resources Officer.  Human Resources and Compensation Committee meetings are regularly attended by the Chief Executive Officer, the Chief Financial Officer and the Chief Human Resources Officer. At certain meetings in 2015, the Human Resources and Compensation Committee met in executive sessions and the Company's Chief Executive Officer was not present when it deliberated and voted on the compensation of the Company's Chief Executive Officer. The Human Resources and Compensation Committee's Chairman reports the Committee's recommendations on executive compensation to the Board. Independent advisors and the Company's human resources department support the Human Resources and Compensation Committee in its duties and, along with the Chief Executive Officer, may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Human Resources and Compensation Committee has authority under the Human Resources and Compensation Committee Charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. The Human Resources and Compensation Committee reviews, among other things, the total fees paid to advisors and outside compensation consultants by the Company, the nature of any other services provided by the advisors and compensation consultant, any business or personal relationships between the Company and the advisors and compensation consultant, and any stock of the Company owned by the advisors and consultant to ensure that the advisors and consultant maintain their objectivity and independence when rendering advice to the committee.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE:  The Nominating and Corporate Governance Committee's responsibilities are set forth in a written charter which has been approved by the Board.  A copy of this charter is available by clicking on the "Governance Documents" link on the Company's website at www.pnfp.com.

The Nominating and Corporate Governance Committee's Charter provides that the Nominating and Corporate Governance Committee shall consist of at least three members, all of whom shall be "independent" within the meaning of the NASDAQ Listing Rules and the rules and regulations of the Securities and Exchange Commission. Members of the Nominating and Corporate Governance Committee shall be considered independent so long as they are not associates or employees of the Company, do not have any other relationship to the Company that, in the opinion of the Board, would interfere with the exercise of independent judgment and otherwise meet the applicable requirements for independence set forth under the NASDAQ Listing Rules.  All members of the Nominating and Corporate Governance Committee are independent in accordance with the Nominating and Corporate Governance Committee Charter.

The Nominating and Corporate Governance Committee is also responsible for recommending individuals to the Board for nomination to fill expired or otherwise vacant seats on the Board.  As discussed above, the Nominating and Corporate Governance Committee and the Board have established the Nominee Procedures the committee shall follow in evaluating director candidates, including candidates submitted by the Company's shareholders.  The Nominating and Corporate Governance Committee recommends nominees to the Board for approval and election for inclusion in the proxy statement.  The Nominating and Corporate Governance Committee held six meetings in 2015.

TRUST COMMITTEE.  The Trust Committee oversees all fiduciary functions of Pinnacle Bank's trust department. The Trust Committee reviews the Bank's Trust policies and procedures annually and approves changes to the business model for the Trust Department.  The Trust Committee also approves the establishment of significant relationships with third-party providers.  The Trust Committee held four committee meetings in 2015.

Pinnacle Financial Partners, Inc.

Director Compensation

As of March 1, 2015, the Board of Director's' compensation for the following year was equal to the compensation grid utilized for the prior year.  The Human Resources and Compensation Committee performed a detailed review of director compensation during 2015 and recommend that the changes be incorporated into the director compensation plan prospectively. The Board of Directors approved a compensation adjustment effective October 1, 2015.   The following table outlines the director compensation schedules in effect during the twelve months ended February 29, 2016:

	Compensation Schedule for services rendered between
	March 1, 2015 to September 30, 2015	October 1, 2015 to February 28, 2016
Retainer fees:
Restricted shares(*)	$40,000	$55,000
Cash, paid in quarterly installments	20,000	25,000
Annual committee chair retainers paid in quarterly installments:
Audit committee	15,000	15,000
Human Resources and Compensation	10,000	10,000
Nominating and Corporate Governance	10,000	10,000
Trust	6,250	6,250
Directors Loan	6,250	6,250
Community Affairs	6,250	6,250
Per meeting attendance fees:
Board meeting	1,500	1,750
Committee meeting	1,500	1,500

(*)  Restricted shares valued at $40,000 were granted to non-employee directors on March 1, 2015.  The restrictions on these shares will lapse on February 29, 2016 provided the recipient has attended at least 75% of their assigned board and committee meetings between the respective grant and vesting date of February 29, 2016. The amount of the annual award grant was increased to $55,000 effective October 1, 2015, and in lieu of an additional restricted share award for the increase, directors received two additional $3,125 cash payments in December 2015 and March 2016.

Directors of the Company who are employees of the Company and/or the Bank receive no additional compensation for being a director of the Company or the Bank or for serving on a committee of the Board.  Additionally, directors do not receive separate compensation for serving on the Bank's Board.
Pinnacle Financial Partners, Inc.

The following table sets forth the compensation of the Company's current and former directors for services rendered during 2015:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(k)
Name	Fees Earned or Paid in Cash	Stock Awards – Grant Date Fair Value (2)	Option Awards - Grant Date Fair Value (3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (4)	Total
Current Directors:
Sue G. Atkinson	$ 91,828	$40,000	—	—	—	—	$131,828
Harold Gordon Bone	$129,953	$40,000	—	—	—	—	$169,953
Charles E. Brock	$ 20,440	$40,000	—	—	—	—	$ 60,440
Renda J. Burkhart	$ 30,505	$40,000	—	—	—	—	$ 70,505
Gregory L. Burns	$129,141	$40,000	—	—	—	—	$169,141
Colleen Conway-Welch	$ 93,703	$40,000	—	—	—	—	$133,703
James C. Cope	$125,078	$40,000	—	—	—	$30,000	$195,078
Thomas C. Farnsworth, III	$ 49,905	$40,000	—	—	—	—	$ 89,905
Glenda Baskin Glover	$105,328	$40,000	—	—	—	—	$145,328
William F. Hagerty, IV	$ 22,485	$40,000	—	—	—	—	$ 62,485
William H. Huddleston, IV	$103,078	$40,000	—	—	—	—	$143,078
Ed C. Loughry, Jr.	$128,828	$40,000	—	—	—	$92,804	$261,632
Robert A. McCabe, Jr.(1)	—	—	—	—	—	—	—
Gary L. Scott	$130,453	$40,000	—	—	—	—	$170,453
Reese L. Smith, III	$100,828	$40,000	—	—	—	—	$140,828
M. Terry Turner(1)	—	—	—	—	—	—	—

(1)	Messrs. McCabe and Turner were employees of the Company and, thus did not receive any compensation for serving as a director in 2015.
(2)
All non-employee directors were awarded restricted share awards.  The amounts in the column captioned "Stock Awards" reflects the grant date fair value.  For a description of the assumptions used by the Company in valuing these awards please see "Note 14.  Stock Options, Stock Appreciation Rights, and Restricted Shares" to the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the Securities and Exchange Commission during 2016.  The restrictions on these shares lapsed on February 29, 2016 as the recipient attended at least 75% of their assigned board and committee meetings between the respective grant date and vesting date of February 29, 2016.

(3)
At December 31, 2015, Mr. Bone, Mr. Brock and Mr. Loughry held options to purchase shares of the Company's Common Stock. At that date, Mr. Bone held options to acquire 1,862 shares of the Company's Common Stock, Mr. Brock held options to acquire 31,083 shares of the Company's Common Stock (which options were originally granted by CapitalMark and converted to Pinnacle stock options in connection with the merger) and Mr. Loughry held options to purchase 10,000 shares of the Company's Common Stock.

(4)
Mr. Cope and Mr. Loughry were former board members of Cavalry.  In addition to their compensation for attending Board and committee meetings, their cash retainers and their equity awards, Messrs. Loughry and Cope also received payments totaling $92,804 and $30,000, respectively, in 2015 pursuant to the terms of the Cavalry SRAs.  Pursuant to the Cavalry SRAs, Mr. Cope and Mr. Loughry are entitled to receive equal installment payments over a period of 15 years following retirement or having achieved retirement age equal to the value of the accumulated gains on single premium life insurance policies on the life of each director that are owned by the Company and for which the Company is the beneficiary.  Mr. Cope and Mr. Loughry are also entitled to receive any annual gains that accrue to the Company on these policies after their retirement.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSED DIRECTOR NOMINEES
* * * * *
Pinnacle Financial Partners, Inc.

PROPOSAL #2: ADVISORY VOTE ON COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS
The Company believes that the compensation for the Named Executive Officers, as described in the compensation discussion and analysis below, is based on a pay-for-performance culture and is strongly aligned with the long-term interests of the Company's shareholders.  The Company believes that its culture focuses executives on prudent risk management and appropriately rewards them for performance.
The Company also believes that both the Company and its shareholders benefit from responsive corporate governance policies and consistent dialogue and that the extensive disclosure of compensation information provided in this proxy statement provides the Company's shareholders the information they need to make an informed decision as they weigh the pay of the Named Executive Officers in relation to the Company's performance.  In last year's Proxy Statement for the 2015 Annual Meeting, a similar advisory vote was requested by the Company.  The results for last year's vote were as follows:

	2015 Vote Count	Percent
For	23,994,770	91.6%
Against	1,316,607	5.0%
Abstain	878,614	3.4%
	26,189,991	100%

The 2016 "Say-on-Pay" proposal gives you as a shareholder another opportunity to endorse or not endorse the compensation the Company paid to the Named Executive Officers through the following resolution:

"RESOLVED, that the shareholders of Pinnacle Financial Partners, Inc. approve the compensation of the executive officers of Pinnacle Financial Partners, Inc. set forth in the Summary Compensation Table of this proxy statement, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding the compensation of such executive officers (together with the accompanying narrative disclosure) contained in this proxy statement."
       Because your vote is advisory, it will not be binding upon the Board. However, the Human Resources and Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements for the Company's Named Executive Officers.
This proposal is provided as required pursuant to the Dodd-Frank Act.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THIS PROPOSAL.
* * * * *
Pinnacle Financial Partners, Inc.

PROPOSAL #3: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As previously disclosed in the Company's current report on Form 8-K filed with the SEC on March 3, 2016 ("Auditor Current Report"), on February 29, 2016 the Audit Committee of the Board of Directors dismissed KPMG LLP as the Company's independent registered public accounting firm, effective as of February 29, 2016, the date of the filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2015.
During the Company's fiscal years ended December 31, 2014 and 2015, and the subsequent interim period through February 29, 2016, there were (i) no disagreements between the Company and KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to KPMG LLP's satisfaction, would have caused KPMG LLP to make reference to the subject matter of the disagreement in its report on the Company's consolidated financial statements for the relevant year, and (ii) no "reportable events" as that term is defined in Item 304(a)(1)(v) of Regulation S-K.
The audit reports of KPMG LLP on the consolidated financial statements of the Company as of December 31, 2014 and 2015, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.
The Company provided KPMG LLP with a copy of the Auditor Current Report prior to its filing with the SEC and requested KPMG LLP to furnish the Company with a letter addressed to the SEC stating whether KPMG LLP agreed with the statements made by the Company in response to Item 304(a) of Regulation S-K and, if not, stating the respects in which it did not agree. A copy of KPMG LLP's letter dated March 3, 2016 was attached as Exhibit 16.1 to the Auditor Current Report.
 In addition, as disclosed in the Auditor Current Report, on February 29, 2016, the Audit Committee selected Crowe Horwath LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016. During the Company's fiscal years ended December 31, 2014 and 2015, and the subsequent interim period through February 29, 2016, neither the Company, nor anyone on its behalf, consulted with Crowe Horwath LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's consolidated financial statements; and as such, no written report or oral advice was provided, and none was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issues; or (ii) any matter that was either the subject of a "disagreement" or a "reportable event" (within the meaning of Item 304(a)(1)(iv) and Item 304(a)(1)(v) of Regulation S-K, respectively).
The Audit Committee of the Board selected Crowe Horwath LLP as the Company's principal independent registered public accounting firm for the year ending December 31, 2016, and seeks ratification of the appointment by the shareholders. The Audit Committee, however, retains sole authority over the appointment and replacement of the Company's independent auditors. As a result, despite any ratification of this engagement of Crowe Horwath LLP by our shareholders, the Audit Committee will continue to be authorized to terminate the engagement at any time during the year, to retain another independent registered public accounting firm to examine and audit the consolidated financial statements of the Company for fiscal year 2016, or to take any other related action if judged by the Audit Committee to be in the best interests of the Company. If the appointment of Crowe Horwath LLP as the Company's independent registered public accounting firm for the year ending December 31, 2016 is not ratified by the shareholders, the matter will be referred to the Audit Committee for further review and action.
Representatives of Crowe Horwath LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions. The Company does not expect that representatives of KPMG LLP will be present at the Annual Meeting.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
Pinnacle Financial Partners, Inc.

EXECUTIVE COMPENSATION

The Human Resources and Compensation Committee is directly responsible for the compensation plan for the Company's "Named Executive Officers" or "executive officers."  These individuals' compensation for 2015 is included in the Summary Compensation Table.   The following table shows the name, age, term of service and position of each Named Executive Officer of the Company as of March 10, 2016:

		Officer
Name	Age	Since	Position with Company and Bank
M. Terry Turner	61	2000	President and Chief Executive
Robert A. McCabe, Jr.	65	2000	Chairman of the Board
Hugh M. Queener	60	2000	Chief Administrative Officer
Harold R. Carpenter, Jr.	57	2000	Chief Financial Officer
J. Harvey White	66	2009	Chief Credit Officer

M. Terry Turner has served as President and Chief Executive Officer of the Company and the Bank since their organization.  Mr. Turner was employed by First American Corporation serving in various capacities from 1979 to 1999 including serving as President of the Retail Bank of First American National Bank and President of the Investment Services Group of First American Corporation.

Robert A. McCabe, Jr. has served as the Chairman of the Company and the Bank since their organization.  Mr. McCabe was employed by First American National Bank serving in various capacities from 1976 to 1999, including being appointed vice chairman of First American Corporation from 1994 to 1999.

Hugh M. Queener has served as the Executive Vice President and Chief Administration Officer of the Company and the Bank since their organization.  Mr. Queener was employed by AmSouth Bancorporation from 1999 to 2000 and First American Corporation from 1987 to 1999.  Prior to his employment at First American, Mr. Queener was employed with the Kirchman Corporation from 1986 to 1987 and served as senior vice president for client service, installations and software development and support.

Harold R. Carpenter has served as Executive Vice President and Chief Financial Officer of the Company and the Bank since their organization.  Mr. Carpenter was employed by AmSouth Bancorporation from 1999 to 2000 and First American Corporation from 1994 to 1999.  Mr. Carpenter is a member of the American Institute of Certified Public Accountants, and was employed by the national accounting firm, KPMG LLP, from 1982 to 1994.

J. Harvey White joined the Company on June 15, 2009, and became the Company's Chief Credit Officer on September 1, 2009.  Mr. White was employed by Regions Financial Corporation and its predecessor companies beginning in 1981.  Mr. White was employed by Regions in a variety of roles and served as senior credit officer for Region's East Tennessee operations from 1999 to 2006. Mr. White was ultimately promoted to regional senior credit officer with additional oversight responsibilities for Regions' North Carolina and Virginia operations, a position he held from 2006 to April 2009.

Compensation Discussion and Analysis
Executive Summary
The Human Resources and Compensation Committee (the "HRCC") of the Company's Board of Directors seeks to ensure market competitive compensation for directors, executives and associates.  The HRCC believes that executive compensation, in particular, should be primarily performance-based in order to optimize shareholder value over the long-term.  Since its inception, the Company has adhered to the belief that shareholder value is enhanced based on consistent and sound growth in operating results that exceed those of peer firms.  The Company aligns this belief with the compensation structure by adhering to the following principles:
•      Market-based approach to setting compensation
•      Simplified executive compensation structure
•      "Win together, lose together" incentives that are linked to corporate results
-      Asset quality thresholds must be met prior to any award being paid or vested
-      Cash incentives primarily focused on annual earnings and revenue growth targets
-      Equity compensation is performance-based and earned over a multi-year performance period
Pinnacle Financial Partners, Inc.

Execution of Compensation Philosophy – Based on our philosophy, the HRCC has instituted a compensation program for its named executive officers ("NEOs") which targets compensation at the 75th percentile of a peer group (the "compensation peer group") for so long as the Company achieves 75th percentile performance. As pay varies with performance, we expect to pay near the 50th percentile of the compensation peer group when performance is near the 50th percentile, above the 75th percentile compensation when performance is above the 75th percentile and below median when performance fails to meet minimum expectations or thresholds.  Over time, NEO compensation has ranged from below median to above 75th percentile based on actual performance in a given year.

In 2015, and consistent with previous years, the HRCC began the current year's executive compensation setting process in the 4th quarter of 2014 and then finalized the current year's executive compensation in January 2015. As a result, 2014 results influenced the HRCC in their executive compensation decisions for 2015.  The Company experienced outstanding earnings growth in 2014, growing EPS by 20% over 2013's results which contributed to the HRCC's belief that the compensation system did not require significant changes in 2015. The following chart shows our compensation for 2015 relative to our peers at various levels of anticipated corporate performance and illustrates how NEO compensation could have ranged from the lowest percentile of the peer group to approximately the 88th percentile based on performance in 2015.

Summary of Executive Compensation for 2015
Base Salaries – Increased 3% over 2014 salaries.
Annual Cash Incentive Plan (AIP) – No changes for 2015. Targets as a % of base salary remained consistent with the incentive opportunities established for 2014. Target awards for 2015 were largely contingent on the Company achieving year-over-year diluted EPS growth of approximately 15% while maximum awards required 2015 diluted EPS to increase approximately 20%. In 2015, adjusting for the expenses and benefits associated with certain unusual events, the Company achieved the target level of performance which resulted in the payout of target level awards, as discussed in more detail under "2015 Performance Plan Goals and Results."
Pinnacle Financial Partners, Inc.

2015 Long Term Incentive (LTI) Equity Grant – The Company granted equity to its NEOs such that if target performance was achieved, the total compensation package would approximate the 75th percentile of the peer group. The equity incentive component was 100% performance-based in the form of Performance Unit Awards ("performance units"). For 2015, the Company transitioned to a new LTI plan design based on Return on Average Tangible Assets ("ROATA") which utilized a performance period comprised of three annual performance periods and was designed to complement the AIP, which was based on diluted EPS and revenue. The grants in 2015 consist of three tranches with settlement in shares of common stock based on 2015, 2016 and 2017 ROATA performance metrics  established at the time of grant, and a one-year service vesting period following each performance period and achievement of a soundness threshold tied to the Bank's non-performing assets as a percentage of total loans plus other real estate owned ("the NPA ratio") as of December 31, 2019. Absent the NEO's death or disability no shares of common stock are issued until 5 years from grant.
Even though the NEOs achieved the maximum award level in 2015, the 2015 performance units will only be earned if the NEO remains employed for one year following the 2015 performance period and the Bank achieves the NPA ratio as of the end of 2019. Also, absent a change of control, should the NEO leave the Company prior to the date the performance units are earned for any reason other than death or disability or retirement after age 65, any unearned awards will be forfeited.
For the tranche of performance units tied to 2015 ROATA (which represents 33% of the total award granted in January 2015), the Company achieved maximum performance in 2015, resulting in the maximum number of performance units tied to 2015 performance being eligible to be earned if the NEO satisfies the one-year service component of the award and Pinnacle Bank's NPA ratio at December 31, 2019 is not greater than the threshold level. Additional details can be found under "2015 Performance Plan Goals and Results" below.
Retirement Benefits & Other Perks – Consistent with our philosophy of a simplified executive compensation structure, we do not offer a defined benefit pension plan or supplemental retirement benefits and provide minimal perquisites to executives as Pinnacle believes wealth creation by executives should be directly linked to the performance of the Company, principally through ownership of Company common stock.
Emphasis on Performance-Based Compensation – Because we believe in aligning executive compensation with the Company's performance, a majority of pay is provided in the form of at-risk, performance-based compensation. In addition, both the cash and equity-based incentive plans have minimum threshold performance levels, which if not achieved, result in no performance-based incentive compensation to the NEOs.  If this occurs, the Company's total compensation for NEOs is designed to be positioned at the lowest percentile of the compensation peer group. The following charts show the mix of our CEO's 2015 target total compensation package compared to the average mix of total compensation package for CEOs in the peer group.
Approximately 64% of our CEO's compensation at target was performance-based and fully at-risk, while about 33% was performance-based for peer CEOs, on average.
Pinnacle Financial Partners, Inc.

2015 Goal Setting Process
Market Alignment of Goals – The Company's annual financial plan always considers the anticipated performance of our compensation peer group and typically requires performance at levels the HRCC believes will equal or exceed the 75th percentile. In January 2015, we conducted an analysis of the Company's diluted EPS goal compared to published analyst's EPS expectations for each of our compensation peers. Based on diluted EPS growth, our target diluted EPS goal under the AIP placed us between the 4th and 5th highest performing peers (79th percentile) out of 19 peers with calculable EPS growth figures. The revenue target under the AIP was set at the level needed in order to achieve this target level of diluted EPS. Based on this comparison to the compensation peer group, the HRCC approved the diluted EPS and revenue performance targets under the AIP and determined it was appropriate to set target pay at the 75th percentile for achieving this level of target performance.
Long-term Nature of Equity Awards – At the time of grant of the performance units in January 2015, the HRCC also established ROATA performance targets for each of the years in the three-year future performance period. The ROATA performance targets required for 2015, 2016 and 2017 were established to correlate with our diluted EPS growth goals, which were incrementally higher each year, consistent with our goal to achieve sustained increases in operating earnings.
Performance targets for each year in the three year performance period were determined by the HRCC when the awards were granted in January 2015. The HRCC established the performance targets for future years based on the following:
- For 2015, the Company's 2015 Budget which was approved in December 2014,
- For 2016, the Company's multi-year strategic planning process for 2014-2016 which was completed in July 2014, and
- For 2017, reasonable extrapolation of targeted 2016 results given the strategic plan for 2017 was not finalized at that time.
Importance of Earnings Growth to Long-Term Shareholder Value – During 2015, since gateway asset quality thresholds were satisfied under the AIP, diluted EPS was used to determine 80% of awards under the AIP and ROATA was used to determine 100% of performance units earned under the LTI plan. Prior to 2015, we historically used diluted EPS as the primary compensation performance goal because of its correlation with shareholder value creation. The use of both diluted EPS and ROATA in 2015 brings balance to the plans and maintains a strong link between performance and increased shareholder value.
Win together, lose together – The Company is unusual in that executives and nearly all associates participate in the same AIP with the same Company-wide goals. The Company believes this creates a "win together, lose together" culture. Furthermore, all associates at the Company receive an LTI equity award. LTI awards for non-Leadership Team associates are time-vested. For the NEOs as well as other members of the Leadership Team, equity awards are 100% performance-vested. In order to keep a strong linkage with associates and because the Company believes that a unified commitment to increasing earnings drives shareholder value, the HRCC utilized ROATA goals for the performance units granted in 2015 to NEOs and other Leadership team members while using diluted EPS as the more heavily weighted performance measure in the AIP for all associates.
2015 Performance Plan Goals and Results
2015 Annual Incentive Plan – The table below shows the goals used for the cash-based AIP along with actual 2015 results. The payment of any awards under the AIP was conditioned on Pinnacle Bank's classified asset ratio being less than 35% as of December 31, 2015. For the AIP, growth in diluted EPS and revenue was required for payment of cash incentives. Awards are interpolated for performance between threshold, target, and the maximum level.
	Annual Cash Incentive Plan
	Classified Asset Ratio (Payout trigger)	Diluted Earnings Per Share (80% weight)		Revenue (20% weight)
Performance	2015 Goal (%)	2015 Goal ($)	Payout as % of Target	2015 Goal ($M)	Payout as % of Target
Threshold	< 35%	$1.995	0%	$245.4	0%
Target		$2.295	100%	$270.0	100%
Max level		$2.395	125%	$281.2	125%
Actual (1)	18.7%	$2.29	99%	$272.8	106%

Pinnacle Financial Partners, Inc.

(1)
The Company's results for the year ended December 31, 2015 were impacted by numerous significant events which were not contemplated or taken into account in the setting of the performance targets for the 2015 AIP.  In order to maintain the integrity of the original performance targets to actual results, actual results were impacted by adjustments which the HRCC excluded from the AIP calculations in accordance with the terms of the AIP for the year ended December 31, 2015.  These adjustments impacted the calculations for both the NEOs as well all other participants in the AIP in a similar manner.  No adjustments were made to the classified assets ratio. A summary of the adjustments to diluted EPS and total revenues is as follows:

	Diluted Earnings Per Share	Total Revenues (million's)
Company 2015 results, as reported	$2.52	$323.2
Net adjustments*	$(0.23)	$(50.4)
Company 2015 results, for purposes of AIP calculation	$2.29	$272.8
**
  Adjustments were made to exclude the non-interest income from acquisition of 30% interest in Bankers Healthcare Group, the contribution to the Company's revenues and net income from CapitalMark and Magna acquisitions and development of Chattanooga and Memphis franchises, expenses related to the mergers with CapitalMark and Magna and the Company's other expansion efforts in Memphis, Tennessee market, FHLB debt extinguishment expense and gains on sales of investment securities.

The Company's actual reported results were exceptional, with revenue growth of 31.6% at $323.2 million and annual diluted EPS growth of 25.4% at $2.52. Even after the acquisitions and investment in BHG and the associated adjustments to our GAAP results, results remained exceptional, as revenue growth was 11.1% at $272.8 million (less than the $281.2 million required for the maximum level payout), annual earnings growth was approximately 13.4% or $2.29 per share (less than the $2.40 required for the maximum level payout) per diluted share, and the classified asset ratio was 18.7% (well below the soundness threshold of 35% required by the AIP). However, in spite of exceptional financial performance for 2015, the performance metrics established for executive compensation for the NEOs at the maximum award level were not totally achieved. Consequently, and after considering the net adjustments to the firm's reported results, total compensation for the NEOs was less than the maximum pay amount as contemplated by the 2015 AIP targets. After considering the various factors, including the information noted above, the HRCC determined that a target payout (i.e., 100%) for the NEOs as well as the other participants in the 2015 AIP was appropriate.
Pinnacle Financial Partners, Inc.

2015 Long Term Incentive Plan – The tables below shows the goals used for the performance units awarded to the NEOs under the LTI plan along with actual 2015 results. In order for the first tranche of performance units for the 2015 LTI to be settled in shares of common stock, achievement of a high level of ROATA and a one-year post performance service period were required. Awards are interpolated for performance between threshold, target, and the maximum level.
	LTI Equity Plan[1]
	Return on Average Tangible Assets 100% of Equity Plan
Performance	2015 Goal ($)	Award as % of Target
Threshold	1.235%	0%
Target	1.365%	100%
Max level	1.405%	175%
Actual (2)	1.44%	175%
(1)
Information shown for the 2015 performance goal only.  The first tranche of  the 2015 LTI plan (33% of the total) was earned at the maximum level and will be settled in shares Common Stock as soon as practicable after the Company files its Annual Report and Form 10-K for the fiscal year ended December 31, 2019 so long as the NEO remains employed for one-year following the end of the 2015 performance period and the Bank's NPA ratio as of December 31, 2019 is not greater than the threshold set by the HRCC at the time the performance unit was granted. Performance against ROATA goals established for the fiscal years ending December 31, 2017 and December 31, 2018 will determine the remaining performance units that may be earned.

(2)
Given the long-term nature of the performance units granted to the Company's NEOs and other Leadership team members under the LTI plan, the HRCC determined that the only adjustment that should be considered in determining actual results against the performance thresholds was the impact of merger-related and other expansion expenses that the firm incurred during 2015 that were reported on the Company's 2015 income statement.  This adjustment impacted the calculations for both the NEOs and Leadership team in a similar manner.  A summary of the adjustment is as follows:

		Return on Average Tangible Assets
Company 2015 results, as reported		1.401%
Adjustments for:
-	Excluding the expenses related to the mergers with CapitalMark and Magna and the Company's other expansion efforts in the Memphis, Tennessee market
	Net adjustments	0.042%
Company 2015 results, for purposes of LTI Equity Plan		1.443%

Pinnacle Financial Partners, Inc.

The Company's 2015 ROATA, as adjusted, was exceptional, as the Company's ratio of 1.443% exceeded the 1.405% required for the maximum level payout. Consequently, and after considering the adjustment to the Company's reported results, the HRCC determined that a maximum award level for the NEOs was appropriate.
2015 Results Associated with 2014 LTI Plan Equity Grant – In January 2014, the NEO's were granted performance units to be settled in shares based on fully diluted EPS performance in 2014, 2015, and 2016. After reviewing the Company's reported 2015 results as well as the 2015 performance targets established at the time of grant in January 2014, the HRCC determined that the Company achieved the maximum level of performance, and the maximum number of units were earned for the 33% of the total 2014 LTI award tied to 2015 EPS performance. These performance units will be settled with the issuance of a like number of shares of restricted stock for which the forfeiture restrictions will lapse in 50% increments based on the Bank's NPA ratio as of December 31, 2017 and December 31, 2018.
The HRCC believes the compensation peer group established by the HRCC generally performs at a higher level in comparison to the universe of bank holding companies of similar asset size. The Company also believes that it is currently performing at or near the 75th percentile of the compensation peer group on several critical measures such as return on average assets, return on tangible equity and efficiency ratio as well as other profitability and soundness measurements, all of which when considered in the aggregate, should result in outperformance of the Company's market price of its common stock.
The HRCC does, as a matter of practice, compare the Company's actual results to the results of compensation peer group in order to validate its compensation philosophy in setting compensation for future periods and the continued emphasis on period-to-period revenue and earnings growth.
Importantly, the HRCC considered each peer's revenue growth for 2015 and noted that several peers had accomplished various mergers in 2014 and 2015 which resulted in unusual revenue growth percentages when compared to the Company's revenue growth which was accomplished without the benefit of any merger transactions. Given the Company's organic revenue growth was greater than 10% in 2015, the HRCC considered the Company to be a top quartile performer for revenue growth in 2015 after excluding several peers which were involved in significant mergers in 2015.
The HRCC also considered various peer's EPS growth rates noting that several peers had underperformed in 2014 resulting in unusual EPS growth rates in 2015. Given the Company's earnings growth was greater than 20% in 2015, the HRCC considered the Company to be a top quartile performer for earnings growth in 2015 after excluding several peers which had unusual earnings growth rates because of underperformance in 2014.
The HRCC also considered that the Company's profitability metrics for ROATA, ROATE and Efficiency Ratio (in each case excluding the expenses associated with the mergers with CapitalMark and Magna and those incurred in connection with the Company's other expansion efforts in Memphis) were either in or near the top quartile and that the Company's soundness metrics were some of the best in the compensation peer group.
Pinnacle Financial Partners, Inc.

Lastly, the HRCC also reviewed various total shareholder return (TSR) metrics over multiple periods in comparison to the TSR metrics of the compensation peer group. The Company's three-year total shareholder return in comparison to the compensation peer group is shown below as of December 31, 2015:
Although, TSR is not a specific component of the Company incentive plans, TSR does obviously impact the HRCC's decision-making process when considering whether modification of the Company's compensation philosophy is required. All in all, the HRCC determined that the Company operated at an exceptional level in 2015, whether on a legacy basis or after giving effect to its mergers with CapitalMark and Magna and its investment in BHG, and that there was strong linkage between targeting top quartile performance in the goal setting process, achieving top quartile performance results and producing top quartile total shareholder returns. Consequently, the HRCC did not believe that any modification to the Company's compensation philosophy was warranted at this time.
2015 Say-on-Pay Result
The Company held its advisory say-on-pay vote at the 2015 annual shareholder meeting. Shareholders approved the compensation of executives, with 95% of shareholder votes cast in favor of the say-on-pay proposal compared to 72% which were cast in favor at the 2014 annual meeting. We viewed these results as evidence that shareholders supported the Company's executive compensation policies and practices, including the changes that were made to our equity-based incentive plan awards as a result of discussions held with several of our institutional shareholders who voted against the 2014 say-on-pay proposal. The HRCC expects to apply similar principles in its compensation program decisions going forward.
Compensation Philosophy
As noted above, the Company has adhered to the belief that shareholder value is primarily built by consistent and sound growth in operating results that exceed those of peer firms. As a result, the HRCC's compensation philosophy incorporates several factors in adherence to this belief, as follows:
Pinnacle Financial Partners, Inc.

Market-based approach to compensation:
-       NEOs rewarded based on Company performance compared to expected performance of peers.
-       Targeted a compensation range from the 50th to the 75th percentile based on performance.

o       Expect to pay closer to 50th when performance is at 50th and expect to pay closer to the 75th when performance is at the 75th .
o       For 2015, goals were established that were expected to position the Company near the 75th percentile in terms of  revenue and earnings growth should performance targets be achieved.
o       However, if the Company failed to achieve our performance target, total compensation would have been below the projected 75th percentile of the peer group.
o       The pay-for-performance philosophy results in reduced compensation for performance below the HRCC's expectations and enhanced compensation for performance that exceeds expectations.
Win together, lose together:
        -       All associates of the Company participate in the long-term incentive plan and, with the exception of commission-based associates, all associates participate in the annual cash incentive plan. The performance targets for cash incentives are identical for all associates to those for NEOs and other leadership.
o       Since inception, the HRCC has awarded cash incentives to all eligible associates from 0% to 125% of the targeted award. For 2015, the HRCC awarded 100% for associates including NEOs.
o       All associates of the firm are granted equity awards at the commencement of their employment and on an annual basis thereafter. Restricted shares are time-vested for    associates other than NEOs and other members of our Leadership team.

 -        The Company administers a 401(k) plan for all associates with market-based matching provisions. The Company does not offer any other retirement vehicle (i.e., defined benefit or deferred compensation plans) for its NEOs, leadership or associates other than the 401(k) plan.
Simplified NEO compensation structure, with incentives linked to corporate results:
-       NEO compensation is primarily composed of base pay, an annual cash incentive and long-term equity incentives.
-       Wealth creation by the NEO should be directly linked to the performance of the Company's common stock. As a result, NEO compensation does not include a deferred compensation plan or other plan linked to the performance of other types of securities.
-       Perquisites should comprise a minimal component of the executive's compensation.
-       The HRCC also limits the maximum amount of incentive an NEO may receive in order to reduce the risk that an NEO would execute strategies, tactics or transactions that may be outside the overall risk tolerance of the firm.
Cash incentives focus on annual earnings and revenue targets:
-       Annual cash incentive is the preferred form of incentive when considering shorter-term financial objectives of a year or less.
-       Shareholders are rewarded as operating earnings increase with organic growth being the preferred method for achievement of increased annual earnings.
-       Thus, the Company's annual financial plan (budget) is the foundation for the Company's annual cash incentive plan.
o       In 2015, and in essentially every year prior to 2015, the firm's annual financial plan is based primarily on the establishment of earnings growth targets which the HRCC believes will ultimately result in the Company maintaining its position as a high-performing equity investment.
o      The HRCC considers published analyst expectations of the Company and the members of the compensation peer group in determining these performance targets. The expectations for performance of the peers are a critical component in setting the Company's annual financial goals.
o      The HRCC has the flexibility to exclude peers from consideration if it is apparent that the peer's anticipated results, although reasonable in any given period, may produce an unusual growth rate due to underperformance or operating losses in a previous period or a merger or acquisition in the current period.
Pinnacle Financial Partners, Inc.

    Equity compensation incorporates a multi-year approach:

-       The HRCC believes that equity-based awards are the preferred form of incentive when considering the achievement of longer term objectives over a multi-year period.
-       In 2014, the HRCC believed that EPS growth over multiple years was the primary metric that rewarded shareholders.
-       Beginning with 2015, the HRCC elected to bring more balance to the performance plans by utilizing ROATA as the primary metric for measuring long term performance for increasing shareholder value.
The incorporation of the above factors into our compensation practices is most evident when reviewing the concentration of performance-based compensation over the past several years. The HRCC has maintained the balance between compensation and performance by incorporating a significant amount of variable based compensation into the executive compensation structure. As a result, in periods where performance was below the HRCC's expectations, overall compensation levels have been reduced, in some cases to well less than median compensation for peers.
Principal Elements of our 2015 Executive Compensation Program
The HRCC sought to accomplish its executive compensation objectives in 2015 by utilizing the following primary elements of executive compensation:  base salary, annual incentive compensation, and long-term equity compensation.
Base Salary - The attraction and retention of experienced and high-achieving senior executives that can enhance the Company's performance and shareholder returns is an essential element of the Company's long term strategy and as a result, base salary should be competitive with other leading financial institutions. Base salary is designed to provide appropriate levels of fixed compensation to the executive. Base salary is reviewed annually for all executives and is based on job scope and responsibilities, competitive salaries for similar positions, and the executive's past performance.
The HRCC reviewed base salaries paid to executives at the compensation peer banks and determined that all NEOs should receive a base salary increase of 3% for 2015. This level of increase maintained each executive's overall competitive level of positioning with the peers and, together with other forms of compensation, would result in total compensation positioned near the 75th percentile of the compensation peer group assuming that performance goals intended to produce top-quartile results were achieved.
Annual Cash Incentive Plan (AIP) - The performance targets for the 2015 AIP adopted by the HRCC in January 2015 included a soundness threshold, below which no payments would be made under the plan, and thereafter consisted of two operating results targets: revenues and diluted EPS, more fully described as follows:
Soundness Threshold
•       The soundness threshold was Pinnacle Bank's classified asset ratio, which is the sum of the Bank's nonperforming assets and potential problem loans divided by the sum of the Bank's Tier 1 risk-based capital and allowance for loan losses. A classified asset ratio of less than 35% had to be achieved in order for any awards to be payable under the 2015 Annual Cash Incentive Plan.
Operating Results Targets
•       Revenues were defined as the sum of net interest income plus non-interest income excluding gains or losses on the sale of investment securities and charges associated with restructuring Federal Home Loan Bank advances or other unusual items as determined by the HRCC.
•       Diluted EPS excluded any one-time charges such as gains or losses on the sale of investment securities and other unusual items as determined by the HRCC.
Pinnacle Financial Partners, Inc.

The HRCC established performance metrics for the 2015 AIP to target earnings per share growth (along with the associated revenue growth) at approximately the 75th percentile of the published analyst's expectations for the compensation peer group to earn the targeted payout for the annual cash incentive. At the time of setting the targets for the 2015 AIP, the Company had just reported outstanding growth in EPS in 2014 of approximately 20%. After considering many factors, including anticipated compensation peer group performance for 2015 and the Company's diluted EPS for 2014, the HRCC established an EPS payout matrix for 2015 that effectively resulted in target award payouts at $2.30 of diluted EPS and maximum award payouts at $2.40 of diluted EPS, or increases in diluted EPS of 15% and 20%, respectively, over 2014 diluted EPS. For revenues, target payout would be achieved with a 10% increase in revenues and, for maximum level payout, a 14.6% increase in revenues. These growth rates represented significant increases over 2014 results especially since 2014's performance had also represented significant outperformance of the compensation peer group.  No payments would be payable to the NEOs under the 2015 AIP if the Company's diluted EPS in 2015 was lower than 2014 levels.
As a result of the Company's achievement of the soundness threshold and achievement of the revenue and diluted EPS targets in 2015, on January 12, 2016, the HRCC determined that participants, including the NEOs, in the 2015 AIP should be awarded 100% of their targeted annual cash incentive amount. In reviewing the Company's performance for 2015 against the revenue and diluted EPS performance metrics, the HRCC adjusted the Company's GAAP revenue and diluted EPS to exclude the following items: (i) the non-interest income generated from the Company's investment in BHG; (ii) the contribution to the Company's revenues and net income from CapitalMark and Magna; (iii) the expenses related to the Company's mergers with CapitalMark and Magna and the Company's other expansion efforts in the Memphis, Tennessee market; (iv) gains on sale of investment securities; and (v) expenses associated with prepayments of borrowings from the FHLB of Cincinnati.  The net effect of these adjustments amounted to a negative adjustment to GAAP revenues of $50.4 million and a negative adjustment to GAAP diluted EPS of $0.23 per share.  These adjustments to GAAP revenue and diluted EPS were made because those subject to the AIP include both named executive officers, charged with long-term strategic direction, and rank and file associates, charged with tactical responsibilities for the achievement of those goals.  The HRCC determined that 2015's performance should be judged against the strategic plan in effect at the time the AIP was approved.
The following table outlines the target, maximum and actual level of the annual cash incentive earned by each executive officer:
	Value of cash incentive plan award upon achievement of performance targets
Executive officer	Target Award	Target as a % of base salary	Maximum Award	Maximum as a % of base salary	Actual Award	Actual as a % of base salary
Turner	$ 687,000	85%	$ 859,000	106%	$ 686,388	85%
McCabe	$ 652,000	85%	$ 815,000	106%	$ 651,559	85%
Queener	$ 252,000	65%	$ 315,000	81%	$ 252,049	65%
Carpenter	$ 252,000	65%	$ 315,000	81%	$ 252,049	65%
White	$ 175,000	60%	$ 219,000	75%	$ 175,095	60%
Performance-based equity compensation - On January 13, 2015, the HRCC determined the dollar amount of equity awards to be granted to the Company's NEOs which was based on the amount needed to achieve 75th percentile targeted total compensation for each NEO for 2015 after considering base salary and targeted cash incentive awards. In order to calculate the number of performance units to be granted, the dollar amount of targeted equity compensation was divided by the closing price of the Company's common stock on January 23, 2015, the grant date for the awards, which was 10 days after the January 13, 2015 meeting of the HRCC and three days after the public release of the Company's 2014 financial results. Historically, the HRCC has elected to defer the grant date for NEO equity compensation until several days after the Company had released its previous year results. As a result, all relevant information had been in the public domain and thus the HRCC believed that the market price of the Company's common stock reflected all such current information.
The target number of performance units were granted at the beginning of the performance period with the number of performance award units that could be earned and settled in shares of Common Stock based upon ROATA performance for fiscal December 31, 2015, 2016, and 2017, respectively, the NEOs remaining employed for one year following the end of the applicable performance period and the Bank achieving an NPA ratio as of December 31, 2019.
Pinnacle Financial Partners, Inc.

Except in the event of the NEO's death, disability or retirement after achieving age 65, for all restrictions to fully lapse on these awards, the NEO must remain employed by the Company during the one-year performance period, additional one-year service vesting period, and the Bank's NPA ratio at December 31, 2019 must be lower than the level set by the HRCC. The Company accrues cash dividends that otherwise would be paid on the shares of Common Stock underlying these performance units, but the accrued, unpaid dividends are not paid to the NEO unless the underlying performance units are earned and shares of Common Stock are issued to the NEO in settlement of such units. A summary of the 2015 LTI awards for the Company's NEOs is noted below:
2015 LTI awards for all NEO's	December 31, 2015 performance tranche	December 31, 2016 performance tranche	December 31, 2017 performance tranche
Threshold value of performance units awarded	$0	$0	$0
Threshold number of performance units awarded	0	0	0
ROATA performance required to exceed Threshold award	<1.235%	(1)	(1)

Targeted value of performance units awarded	$733,334	$733,333	$733,333
Targeted number of performance units awarded	19,401	19,400	19,400
ROATA performance requirements for Target award	>1.365%	(1)	(1)

Maximum value of performance units awarded (2)	$1,283,334	$1,283,333	$1,283,333
Maximum number of performance units awarded (2)	33,951	33,950	33,950
ROATA performance requirements for Maximum award (2)	>1.405%	(1)	(1)
Soundness ratio required to be met in order for settlement of awards	100% of vested awards will transfer to Executive should Pinnacle Bank's NPA ratio be < 3.00% as of December 31, 2019

Actual number of performance units earned based on ROATA for the performance tranche
33,951 - Adjusted for the impact on ROATA of the $4.8 million of expenses related to the mergers with CapitalMark and Magna and the Company's other expansion efforts in the Memphis, Tennessee market, the Company achieved > 1.443% ROATA in 2015 (GAAP ROATA was 1.401%) thus the maximum number of performance units with performance criteria tied to 2015 performance were earned subject to the NEO remaining employed with the Company for one year following the performance period and the Bank's NPA ratio at December 31, 2019 being equal to or less than a threshold established by the HRCC
		To be determined based on ROATA results in each respective period
[1]
ROATA performance targets have been established by the HRCC and consider the firm's strategic plan, sell side analyst estimates for 2015 as well as projected minimum growth targets required to maintain a high-performing franchise. The Company has elected to not disclose these amounts for competitive reasons.

[2]	Maximum amounts are aggregate totals and include Target amounts.
       Based on the Company's adjusted ROATA for 2015, Messrs. Turner, McCabe, Queener, Carpenter and White earned 12,672, 12,019, 3,086, 3,086, and 3,086 performance units (subject to their continued employment for one year following the end of the performance period and the Bank's NPA ratio at December 31, 2019 being equal to or less than the threshold set by the HRCC).  At target level of performance the number of units earned would have been 7,240, 6,869, 1,764, 1,764, and 1,764, respectively.
Retirement and other benefits - The Executive officers are eligible to participate in the Company's 401(k) plan along with all other associates of the Company. The executive officers are subject to the same salary deferral and Company match provisions as the other associates. The Company does not sponsor a deferred benefit plan or any other deferred compensation retirement plan for the Company's Executive officers.
Pinnacle Financial Partners, Inc.

Other typical forms of executive compensation and perquisites available to the HRCC to supplement executive compensation are listed below along with the applicability to the Company's executive officers:
	Turner	McCabe	Queener	Carpenter	White
Company-provided vehicle	NA	NA	NA	NA	NA
Automobile allowance	Yes	Yes	Yes	No	No
Parking allowances	No	No	No	No	No
Personal tax return fees	Yes	Yes	Yes	Yes	Yes
Health club membership	No	No	No	No	No
Country club membership	No	No	No	No	No
Corporate aircraft	NA	NA	NA	NA	NA
Additional Compensation Considerations
Role of the Compensation HRCC — The duties and responsibilities of the HRCC include, among other things:
•       overseeing the Company's overall executive compensation philosophy;
•       measuring performance with respect to established goals and objectives;
•       designing the components for all executive compensation;
•       reviewing the Company's executive compensation plans and the risks these plans pose to the Company; and
•       establishing compensation for the Company's executive officers.
From March 1, 2015 until October 1, 2015, the HRCC was composed of four independent directors – Messrs. Bone, Loughry, Scott and Smith. From October 1, 2015 until December 31, 2015, the HRCC was composed of seven independent directors: Messrs. Bone, Loughry, Scott, Smith, Cope, Hagerty, and Brock. The HRCC met six times during 2015.
The HRCC makes all compensation decisions for the Company's Executive officers, including establishing the framework for how these executives are compensated, and approves recommendations regarding equity awards to all associates, not just the executive officers, of the Company.
Role of the Compensation Consultant— Beginning in 2010, the HRCC utilized the consulting services of McLagan, an AON Hewitt company, to facilitate the executive officer compensation process, including the determination of an appropriate peer group for purposes of comparing our NEOs' compensation including any adjustments that should be made to keep the peer group consistent with the Company's strategies and objectives. McLagan routinely attends the HRCC meetings during the year and continues to provide consulting services to the HRCC. McLagan is in attendance when the HRCC votes on executive officer compensation. McLagan reported directly to the HRCC, which retains sole authority to select, retain, terminate, and approve the fees and other retention terms of its relationship with McLagan.
In 2015, the HRCC reviewed its relationship with McLagan and considered McLagan's independence in light of all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934. The HRCC received a report from McLagan addressing its independence, including the following factors: (1) other services provided to the Company by McLagan; (2) fees paid by the Company as a percentage of McLagan's total revenue; (3) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisors and a member of the HRCC; (5) any Company stock owned by the senior advisors; and (6) any business or personal relationships between the executives and the senior advisors. The HRCC discussed these considerations and concluded that the work performed by McLagan and McLagan's senior advisors involved in the engagements did not raise any conflict of interest.
Role of Management—The Chief Executive Officer and the Chief Financial Officer also provide some input into compensation as it relates to all senior executives and internal forecasts. The Chief Executive Officer is not involved in the deliberations regarding his compensation and is not present when the HRCC votes on his compensation.
Pinnacle Financial Partners, Inc.

Peer Group - As mentioned previously, the HRCC utilizes McLagan for executive compensation consulting services. McLagan is an independent compensation consultant without any previous relationship with management or the Company. McLagan, with input from management, constructed a peer group of banking companies with total assets between $3.5 billion and $10 billion, which also had, in McLagan's opinion, a commercial lending focus and where possible were located in or near the 75 largest metropolitan areas in the United States. The peer group for 2015 was as follows:
1st Source Corp.	South Bend, IN	National Penn Bancshares, Inc.	Allentown, PA
Brookline Bancorp, Inc.	Boston, MA	Old National Bancorp	Evansville, IN
Columbia Banking System Inc.	Tacoma, WA	Sandy Spring Bancorp Inc.	Olney, MD
CVB Financial Corp.	Ontario, CA	South State Corporation	Columbia, SC
Eagle Bancorp, Inc.	Bethesda, MD	Sterling Bancorp	Montebello, NY
First Financial Bancorp.	Cincinnati, OH	TowneBank	Portsmouth, VA
First Midwest Bancorp Inc.	Itasca, IL	Union Bankshares Corp	Richmond, VA
Flushing Financial Corp.	Lake Success, NY	ViewPoint Financial Group Inc	Plano, TX
Independent Bank Corp.	Rockland, MA	Westamerica Bancorp.	San Rafael, CA
		Western Alliance Bancorp	Phoenix, AZ
Risk Assessment of Executive Compensation Program - In 2015, the HRCC reviewed the Company's 2015 Annual Cash Incentive Plan, the Company's 2015 Equity Incentive Plan, and the various employment and change in control agreements to which the Company's executive officers are a party with the Company's Senior Risk Officer, for the following purposes:
(i)
to identify any features in any senior executive compensation plan or employee compensation plan that pose imprudent risks to the Company and limit those features to ensure the Company is not unnecessarily exposed to risks; and

(ii)	to identify and limit any features that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any associate.
Employment Agreements with our Executive Officers -The employment agreements, as amended, that the Company has entered into with each of Messrs. Turner, McCabe, Queener and Carpenter and the change in control agreement that the Company has entered into with Mr. White are described in more detail elsewhere in this proxy statement.  These agreements automatically renew each year on January 1 unless the HRCC or the executive gives notice of non-renewal prior to November 30 of the preceding year, in which case the agreement terminates thirty days later.
In considering whether to give notice of non-renewal, the HRCC considered the need to be able to retain its executive officers, the impact of such executives on the Company's performance over the period of its existence and the performance of the executives prior to the date of any notice. When considering the multiples of base salary and bonus that a terminated executive officer would be entitled to receive following his or her termination, either before or after a change of control, the HRCC also sought to provide benefits at a level that it believed would provide appropriate compensation for the executive officer in the event of consummation of a transaction that, although possibly detrimental to the individual's employment prospects with the resulting company, would be beneficial to the Company's shareholders.
The HRCC believes that the protections afforded in the employment and change in control agreements are reasonable and, together with long term incentive award terms, are an important element in retention of the executive officers who are a party to such agreements.
Federal Income Tax Deductibility Limitations - Section 162(m) of the Code limits the Company's ability to deduct certain compensation in excess of $1 million paid to the Company's Chief Executive Officer and to certain of the Company's other NEOs. This limitation does not apply to compensation that qualifies under applicable regulations as "performance-based." The Company aims to design and approve the performance-based compensation paid to its NEOs so that it will satisfy the requirements for deductibility under Section 162(m). The HRCC considers Section 162(m) when making compensation decisions, but other considerations, such as providing the Company's NEOs with competitive and adequate incentives to remain with the Company and increase the Company's business operations, financial performance and prospects, as well as rewarding extraordinary contributions, also significantly factor into the HRCC's decisions. In this regard, the HRCC believes that shareholder interests are best served if it retains discretion and flexibility in awarding compensation to the Company's NEOs, and the Compensation Committee may from time to time approve payment of compensation that is outside the deductibility limitation of Section 162(m).
Pinnacle Financial Partners, Inc.

Human Resources and Compensation Committee Report
The HRCC has reviewed and discussed this Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the HRCC recommended this Compensation Discussion and Analysis be included in this proxy statement.
Ed C. Loughry, Jr.  Chairman
Harold Gordon Bone, Member
James C. Cope, Member
Gary L. Scott, III, Member
Reese L. Smith, III, Member
Pinnacle Financial Partners, Inc.

2015 Summary Compensation Table
The table below sets forth a summary of the compensation earned by each of (i) the Company's Chief Executive Officer; (ii) the Company's Chief Financial Officer; and (iii) the three highest paid executive officers of the Company whose total compensation exceeded $100,000 for fiscal 2015 and who were employed as executive officers at December 31, 2015 (collectively, the "Named Executive Officers") in 2015. Each of the Named Executive Officers has entered into an employment agreement with the Company, the terms of which are described below.

2015 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

M. Terry Turner	2015	$808,000	$-	$648,137	$-	$686,388	$-	$116,739	$2,259,264
President and Chief	2014	$784,700	$-	$757,000	$-	$820,355	$-	$79,955	$2,442,010
Executive Officer	2013	$733,320	$-	$535,000	$-	$779,000	$-	$35,230	$2,082,550

Robert A. McCabe, Jr.	2015	$767,000	$-	$617,771	$-	$651,559	$-	$106,453	$2,142,783
Chairman of	2014	$744,400	$-	$718,000	$-	$778,253	$-	$75,539	$2,316,192
the Board	2013	$695,685	$-	$505,000	$-	$739,000	$-	$36,540	$1,976,225

Hugh M. Queener	2015	$388,000	$-	$157,861	$-	$252,049	$-	$60,529	$858,439
Chief Administrative	2014	$376,700	$-	$180,000	$-	$301,123	$-	$48,906	$906,729
Officer	2013	$352,000	$-	$155,000	$-	$286,000	$-	$33,110	$826,110

Harold R. Carpenter	2015	$388,000	$-	$157,861	$-	$252,049	$-	$42,777	$840,687
Chief Financial	2014	$376,700	$-	$180,000	$-	$301,123	$-	$32,604	$890,427
Officer	2013	$352,000	$-	$155,000	$-	$286,000	$-	$17,205	$810,205

J. Harvey White	2015	$292,000	$-	$157,861	$-	$175,095	$-	$35,552	$660,508
Chief Credit Officer	2014	$283,800	$-	$180,000	$-	$209,438	$-	$25,660	$698,898
	2013	$265,000	$-	$155,000	$-	$199,000	$-	$16,960	$635,960

(1)
Stock Awards – Amounts in this column reflect the aggregate grant date fair value of restricted stock unit awards in 2015, 2014, and 2013.  All awards of restricted stock units in each of 2015, 2014 and 2013 were performance-based.  To calculate the grant date fair value, the Company multiplied the closing price of the Company's Common Stock on the date of grant by the number of restricted stock units that were expected to vest based on the probable outcome of the performance results (i.e., target level of performance). The grant date fair value of awards of performance-based restricted stock units granted in 2015, 2014, and 2013, assuming maximum level of performance were $1,437,000, $1,325,000 and $935,000, respectively for Mr. Turner; $1,363,000, $1,257,000 and $884,000, respectively for Mr. McCabe; $350,000, $315,000 and $271,000, respectively for Mr. Queener; $350,000, $315,000 and $271,000, respectively for Mr. Carpenter; and $350,000, $315,000 and $271,000, respectively for Mr. White.  All performance-based restricted stock units granted were subject to forfeiture if the applicable minimum performance threshold was not achieved.  For the awards granted in 2015, the recipient is also generally required to remain employed by the Company for a period of one year following the end of the performance period and the Bank's NPA ratio at December 31, 2019 must not be greater than a level established by the Compensation Committee for the forfeiture restrictions on such units to lapse. The reported amounts included in the column above with respect to performance based restricted stock units do not necessarily reflect the actual amounts that were paid to or that may be realized by the Named Executive Officer.  For a more complete description of the performance-based restricted stock unit awards granted in 2015, please see Compensation Discussion and Analysis.

Pinnacle Financial Partners, Inc.

(2)
Non-Equity Incentive Plan Compensation – Reflects compensation attributable to the Company's Annual Cash Incentive Plan.  The table below sets forth for each Named Executive Officer the actual and target payouts expressed as a percentage of base salary.  Payout of incentive compensation occurs upon achievement of certain soundness and performance thresholds as determined by the Human Resources and Compensation Committee.

	Turner	McCabe	Queener	Carpenter	White
Expressed as a percentage of base salary
2015% Target Payout	85%	85%	65%	65%	60%
2015% Actual Payout	85%	85%	65%	65%	60%

(3)	Other Compensation – The Company provides the Named Executive Officers with other forms of compensation. The following is a listing of various types of other compensation that the Company has not used in the past three years, in the case of stock options, or ever otherwise, but may consider in the future to award its executives. We believe that including a listing of forms of compensation that we currently do not use is beneficial to investors as they compare our compensation elements to those of other organizations.

	Turner	McCabe	Queener	Carpenter	White
Stock appreciation rights granted	None	None	None	None	None
Stock options granted	None	None	None	None	None
Supplemental retirement plans	NA	NA	NA	NA	NA
Pension plan	NA	NA	NA	NA	NA
Deferred compensation	NA	NA	NA	NA	NA
Board fees	No	No	NA	NA	NA

Group benefit package – All Company associates, including the Named Executive Officers, participate in the Company's group benefit package which includes customary medical and dental benefits, group life, group disability, healthcare and dependent care reimbursement plans, 401k plan, etc.  The Named Executive Officers receive no incremental employee benefits that are not offered to other Company associates, other than an enhanced long-term disability policy that provides incremental coverage over the group policy maximums.  The following is a summary of the expense the Company incurred during 2015, 2014, and 2013, to provide a 401k plan match to our Named Executive Officers and the cost of the enhanced long term disability policy and long-term care insurance.
	Turner	McCabe	Queener	Carpenter	White
2015
401k match	$10,600	$10,600	$10,600	$10,600	$10,600
Long-term disability policy	13,034	14,712	11,174	7,847	5,285
Long-term care insurance	1,264	1,559	1,740	1,129	2,245

2014
401k match	$10,400	$10,400	$10,400	$10,400	$10,200
Long-term disability policy	12,250	13,930	10,370	7,040	4,800
Long-term care insurance	1,265	1,560	1,740	1,130	2,245

2013
401k match	$10,200	$10,200	$10,200	$10,200	$10,200
Long-term disability policy	8,880	9,340	7,660	5,380	4,510
Long-term care insurance	1,050	1,300	1,450	950	2,250

Paid time off – Each Named Executive Officer receives an allotment of 30 days for paid time off each year (excluding holidays).  The Company does not provide sick leave for any associate, including the Named Executive Officers. Additionally, associates, including the Named Executive Officers, are not permitted to carryover unused paid time off into a subsequent fiscal year.
Pinnacle Financial Partners, Inc.

Dividend equivalent – Dividend equivalents are credited to an account for the benefit of the Named Executive Officer for any unvested performance based vesting restricted stock units. The dividend equivalents credited in a given year are included as other compensation.
	Turner	McCabe	Queener	Carpenter	White
Dividend equivalents: 2015 2014	$76,741 $41,725	$63,882 $35,048	$23,215 $13,811	$23,604 $14,045	$17,423 $ 9,068
Other Executive perquisites – The Company provided the following perquisites to the Named Executive Officers in 2015:
	Turner	McCabe	Queener	Carpenter	White
Company provided vehicles	NA	NA	NA	NA	NA
Automobile allowance	$13,200 / year	$13,200 / year	$13,200 / year	No	No
Parking allowances	No	No	No	No	No
Personal tax return fees	$1,900	$2,500	$600	$675	$0
Health club membership	No	No	No	No	No
Country club membership	No	No	No	No	No
Corporate aircraft	NA	NA	NA	NA	NA
Grants of Plan-Based Awards in 2015
The following table provides information about plan-based awards granted to the Named Executive Officers during 2015.
GRANTS OF PLAN-BASED AWARDS IN 2015
		Estimated Possible Payouts Under			Estimated Future Payouts Under
		Non-Equity Incentive Plan			Equity Incentive Plan
		Awards (1)			Awards (2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name and Principal Position	Grant date	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Stock Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards (3)

M. Terry Turner
President and Chief	1/23/2015	—	—	—	—	17,146	38,015	—	—	—	$648,137
Executive Officer	NA	—	$686,800	$686,388	—	—	—	—	—	—	—

Robert A. McCabe, Jr.
Chairman of the	1/23/2015	—	—	—	—	16,343	36,058	—	—		$617,771
Board	NA	—	$651,950	$651,559	—	—	—	—	—	—	—

Hugh M. Queener
Chief Administrative	1/23/2015	—	—	—	—	4,176	9,259	—	—	—	$157,861
Officer	NA	—	$252,200	$315,250	—	—	—	—	—	—	—

Harold R. Carpenter	1/23/2015	—	—	—	—	4,176	9,259	—	—	—	$157,861
Chief Financial Officer	NA	—	$252,200	$315,250	—	—	—	—	—	—	—

J. Harvey White	1/23/2015	—	—	—	—	4,176	9,259	—	—	—	$157,861
Chief Credit Officer	NA	—	$175,200	$219,000	—	—	—	—	—	—	—

(1)
This column shows separately the possible payouts to the Named Executive Officers under the 2015 Annual Cash Incentive Plan assuming target and maximum levels of performance.  Actual amounts paid in January 2016 to the Named Executive Officers under the 2015 Annual Incentive Plan are reflected in the Summary Compensation Table above under the column "Non-Equity Incentive Plan Compensation."

Pinnacle Financial Partners, Inc.

(2)
Reflects performance-based restricted stock units.  The number of restricted stock units that could be earned is determined based on the Company's Return on Average Tangible Assets in 2015, 2016, and 2017 (exclusive of certain charges such as gains or losses on sales of investment securities, merger related expenses, FHLB debt extinguishment expense or other unusual items), with 33% of the award earned based on the Company's performance so long as the recipient remains employed by the Company for a one-year period following the end of the applicable performance period.  For each tranche, shares of Common Stock are not issued in settlement of the units until February 28, 2020 and then only if the Named Executive Officer is employed by the Company on that date (unless the Named Executive Officer's failure to be employed is the result of death, retirement or disability in which case the forfeiture restrictions will lapse upon the employee's termination resulting therefrom or in the case of retirement the original settlement date) and the ratio of Pinnacle Bank's nonperforming assets to the sum of Pinnacle Bank's loans and other real estate ("NPA Ratio") as of December 31, 2019 is less than a predetermined NPA ratio established by the Committee.

(3)
Amounts in this column reflect the aggregate grant date fair value of the performance-based restricted stock unit awards granted in 2015.  To calculate the grant date fair value of the performance-based restricted stock unit awards, the Company multiplied the closing price of the Company's Common Stock on the date of grant by the number of the performance-based restricted stock units that could be earned at target level performance.

Outstanding Equity Awards at 2015 Fiscal Year End
The following table summarizes information with respect to equity award holdings by the Named Executive Officers as of December 31, 2015.
OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR END
	Option Awards (1)					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

M. Terry Turner	31,171	—	—	$21.51	1/19/2018	1,534	$ 78,786	162,999	$ 8,371,629
	23,412	—	—	$31.25	1/19/2017	—	—	—	—
	23,866	—	—	$27.11	3/17/2016	—	—	—	—

Robert A. McCabe, Jr.	29,612	—	—	$21.51	1/19/2018	—	—	134,435	$ 6,904,582
	22,242	—	—	$31.25	1/19/2017	—	—	—	—

Hugh M. Queener	21,253	—	—	$21.51	1/19/2018	1,046	$ 53,723	48,601	$ 2,496,147
	11,706	—	—	$31.25	1/19/2017	—	—	—	—

Harold R. Carpenter	17,711	—	—	$21.51	1/19/2018	872	$ 44,786	49,403	$ 2,537,338
	8,780	—	—	$31.25	1/19/2017	—	—	—	—
	9,189	—	—	$27.11	3/17/2016	—	—	—	—

J. Harvey White	—	—	—	—	—	—	—	37,272	$ 1,914,290

(1)
All option awards vested in 20% increments annually during the first five years of the 10-year option term.  The Company has not issued stock options to an executive officer or any other associate since 2008.

(2)
The following information details the status as of December 31, 2015 of the unvested time-based restricted stock awards for the Named Executive Officers for the last five years.  The HRCC ceased using time-based restricted stock awards for executive compensation purposes after the January 2008 award, and subsequent awards (with the exception of salary stock units) have been 100% performance-based.

Grant Date	Turner	McCabe	Queener	Carpenter	White	Vesting criteria
Unvested Stock Awards – Time Vesting Criteria (number of awards)
1/19/08 award -Shares vested and restrictions lapsed -Shares forfeited Unvested shares	5,114 3,580 — 1,534	4,858 4,858 — —	3,487 2,441 — 1,046	2,906 2,034 — 872	— — — —	Vests pro rata over ten years with the exception of Mr. McCabe which vested pro rata over seven years.
Pinnacle Financial Partners, Inc.

(3)
Market value is determined by multiplying the closing market price of the Company's common stock ($51.36) on December 31, 2015 by the number of shares.  With respect to unvested performance-based equity awards, represents the market value as of December 31, 2015 of the number of shares issuable upon achievement of the threshold performance goal.

(4)
The following information details the status of the unvested performance-vesting restricted stock and unvested performance-vesting restricted stock unit awards as of December 31, 2015 for the Named Executive Officers for the last five years:

Grant Date	Turner	McCabe	Queener	Carpenter	White	Vesting criteria
Unvested Stock Awards – Performance Vesting Criteria (number of awards)
1/20/09 award -Shares vested and restrictions lapsed -Shares forfeited -Unvested shares	18,090 7,236 5,427 7,236	17,266 11,510 5,756 —	9,646 3,859 1,929 3,858	7,905 3,162 1,581 3,162	— — — —
Vests 10% per year (or in the case of Mr. McCabe 16.66% per year) so long as the Company was profitable for the fiscal year ending immediately preceding the vesting date.  Because the Company was not profitable for 2009 or 2010, the shares that would have vested based on the Company's performance for those years were forfeited.

8/16/11 award -Shares vested and restrictions lapsed -Shares forfeited -Unvested shares	27,515 13,759 — 13,756	26,122 26,122 — —	12,517 5,564 — 6,953	12,517 5,005 — 7,512	10,120 10,120 — —
Vests 20% on August 16, 2013 (the second anniversary date of the grant) and 10% per year thereafter (or in the case of Mr. McCabe 40% on August 16, 2013 and 20% over the next three years or in the case of Mr. White 67% on August 16, 2013 and 33% on August 16, 2014), so long as the Company was profitable for the fiscal year ending preceding the vesting date.

1/19/12 and 6/21/12 awards -Shares vested and restrictions lapsed -Shares forfeited -Unvested shares	44,984 17,994 — 26,990	42,421 16,970 — 25,451	13,690 5,476 — 8,214	15,255 6,102 — 9,153	12,824 5,128 — 7,696
The amounts represent an 83.5% of target level conversion rate of two previously issued restricted share unit awards granted on January 19, 2012 and June 21, 2012.  The restricted share unit awards vested and converted into restricted shares upon attainment of performance criteria for the period ended December 31, 2012.  The conversion rate was based on the Company's fully diluted earnings per share of $1.15 for fiscal year 2012 which fell within a predetermined range of $1.13 to $1.26 per fully diluted share.  The Committee had established these conversion rate ranges in January of 2012.  As such, the restrictions associated with 20% of these shares began lapsing on February 28, 2014 and will lapse on a pro rata basis for the next four years thereafter provided Pinnacle Bank achieves certain soundness thresholds as of the end of the fiscal year ending immediately prior.

1/11/13 awards -Shares vested and restrictions lapsed -Shares forfeited -Unvested shares	48,246 9,649 — 38,597	45,614 9,122 — 36,492	13,983 2,796 — 11,187	13,983 2,796 — 11,187	13,983 2,796 — 11,187
The amounts represent a 100% of target level conversion rate of restricted share unit awards granted on January 11, 2013.  The restricted share unit awards vested and converted into restricted shares upon attainment of performance criteria for the period ended December 31, 2013.  As such, the restrictions associated with 20% of these shares will lapse beginning on February 28, 2015 and will lapse on a pro rata basis for the next four years thereafter provided Pinnacle Bank achieves certain soundness thresholds as of the end of the fiscal year ending immediately prior to the annual vesting date.

1/22/14 awards -Shares vested and restrictions lapsed -Shares forfeited -Unvested shares	38,405 — — 38,405	36,434 — — 36,434	9,130 — — 9,130	9,130 — — 9,130	9,130 — — 9,130
The amounts represent a 100% of target level conversion rate of restricted share unit awards granted on January 22, 2014.  One-third of these restricted share units was settled with the issuance of  restricted shares upon the filing of the Company's 2014 Annual Report on Form 10-K. Based on the Company's earnings per share for the fiscal year ended December 31, 2015, an additional one- third of these restricted share units were converted to restricted shares on March 1, 2016, the date following the date the Company filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2015. The remaining one-third of these restricted share units are eligible for conversion to restricted share awards as soon as practicable after the filing of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 based on the achievement of certain predetermined levels of earnings per share for the fiscal year ended December 31, 2016.  Upon conversion to restricted shares, the restrictions on these shares will lapse as soon as practicable after the date the Company files its Annual Report on Form 10-K for the fiscal years ending December 31, 2017 and 2018 in 50% increments based on Pinnacle Bank's attainment of certain soundness targets as of December 31, 2017 and December 31, 2018, respectively.

Pinnacle Financial Partners, Inc.

Grant Date	Turner	McCabe	Queener	Carpenter	White	Vesting criteria
Unvested Stock Awards – Performance Vesting Criteria (number of awards)
1/23/2015 awards -Shares vested and restrictions lapsed -Shares forfeited -Unvested shares	38,015 — — 38,015	36,058 — — 36,058	9,259 — — 9,259	9,259 — — 9,259	9,259 — — 9,259
Represents performance-based restricted stock units granted on January 23, 2015 that may be earned at target level of performance.  One-third of these restricted share units will be earned if the recipient remains employed by the Company through December 31, 2016 as the performance criteria tied to the Company's Return on Average Tangible Assets, as adjusted in the manner permitted under the terms of the award agreement evidencing the grant ("ROATA") for the fiscal year ended December 31, 2015 associated with the maximum payout of the award for that performance period has been achieved.  The remaining two-thirds of these restricted share units will be earned in 50% increments, respectively if the Company's ROATA for the fiscal year ending December 31, 2016 and December 31, 2017 exceeds certain predetermined levels and the recipient remains employed by the Company for a period of one year following the end of the applicable performance period.  Those restricted share units earned will be settled with the issuance of shares of Common Stock as soon as practicable after filing of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 upon Pinnacle Bank's attainment of certain soundness targets as of December 31, 2019.

Total Unvested Stock and Stock Unit Awards	162,999	134,435	48,601	49,403	37,272

OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired On Vesting (#)(2)	Value Realized on Vesting ($)(2)

M. Terry Turner	—	$—	24,406	$1,046,959

Robert A. McCabe, Jr.	22,673	$517,625	27,705	$1,209,956

Hugh M. Queener	11,933	$297,024	8,239	$352,775

Harold R. Carpenter	—	$—	8,179	$350,163

J. Harvey White	—	$—	5,360	$225,120

(1)
"Value Realized on Exercise" represents the difference between the market price of the underlying securities at exercise and the exercise or base price of the options. "Value Realized on Vesting" is determined by multiplying the number of shares of stock or units by the market value of the underlying shares on the vesting date.

(2)
Includes restricted share awards (including restricted shares that were issued in settlement of performance-based vesting restricted share units) issued prior to 2015 but which vested during 2015.  Excludes performance-based restricted share units issued in 2013 and 2014 which were settled in restricted shares in 2014 and 2015 that continue to be subject to forfeiture based on Pinnacle Bank attaining certain soundness thresholds at the end of future fiscal years.

Employment and Change of Control Agreements
The employment agreements that the Company has entered into with each of Messrs. Turner, McCabe, Queener and Carpenter are described in more detail below.  These agreements automatically renew each year on January 1 unless the HRCC or the executive gives notice of non-renewal prior to November 30 of the preceding year, in which case the agreement terminates thirty days later.
Pinnacle Financial Partners, Inc.

The Company entered into a three-year employment contract with M. Terry Turner, President and Chief Executive Officer, on March 1, 2000; Robert A. McCabe, Jr., Chairman of the Board on August 1, 2000; Hugh M. Queener, Chief Administrative Officer, on August 1, 2000; and  Harold R. Carpenter, Chief Financial Officer, on March 14, 2006.  All four outstanding employment agreements were amended on January 1, 2008 to eliminate the automatic three year renewable clause in the agreement as well as incorporate the impact of IRS Code Section 409A into the agreement and were further amended in 2014 to provide each Named Executive Officer with six weeks of paid vacation and to make certain other immaterial changes. There were no other significant changes to the terms and conditions of the original agreement as a result of these amendments.  The amended agreement automatically renews annually on January 1, unless any of the parties to the agreement gives notice of intent not to renew the agreement prior to November 30 of the preceding year in which case the agreement terminates thirty days later.

The employment agreements described above for Messrs. Turner, McCabe, Queener and Carpenter require the Company to make certain severance payments to the executives in the event that the Company terminates the employment of the executive without "cause" or the executive terminates his employment for "cause".  The employment agreements also require the Company to make certain payments to the executives in the event that the executive becomes disabled.  Under the terms of the employment agreements, if the Company terminates the executive without cause, it must pay the executive severance equal to three year's base salary.  If the executive terminates his employment with the Company for cause, the Company must pay the executive a maximum of up to twelve months of base salary.

The employment agreements also contain provisions that if the Company terminates the executive without "cause" or the executive terminates his employment with the Company for "cause" within a year following a "change of control", the executive shall be entitled to a lump sum severance payment equal to three times the executive's then current salary and target bonus, plus certain retirement benefits plus tax payments.  Generally, this "change of control" provision is typically referred to as a "double trigger" such that (a) a change of control has to occur as defined in the employment agreements and (b) the executive has to terminate his employment for "cause", again as defined in the employment agreement, as follows:

(a)
A "change of control" generally means the acquisition by a person or group of 40% or more of the voting securities of the Company or the Bank; a change in the majority of the Board over a twelve-month period (unless the new directors were approved by a two-thirds majority of prior directors); a merger, consolidation or reorganization in which the Company's shareholders before the merger own 50% or less of the voting power after the merger; or the sale, transfer or assignment of all or substantially all of the assets of the Company and its subsidiaries to any third party.

(b)
Termination by the executive for "cause" generally means that immediately following the change of control, the executive no longer reports to the same supervisor he reported to prior to the change of control, a change in supervisory authority has occurred such that the associates that reported to the executive prior to the change of control no longer report to the executive, a material modification in the executive's job title or scope of responsibility has occurred, a change in office location of more than 25 miles from the executive's current office location or a material change in salary, bonus opportunity or other benefit has occurred.

Also and in the event of a change of control, the executive will receive three years of Company-provided health plan benefits subsequent to his termination.  In addition, the executive will be indemnified by the Company for any excise tax due under Section 4999 of the Code of an amount sufficient to place the executive in the same after-tax position as the executive would have been had no excise tax been imposed upon or incurred or paid by the executive.  The executive is also entitled to receive assistance from a qualified accounting firm of his choice not to exceed $2,500 per year for three years.

In September 2012, the Company entered into a change of control agreement with Mr. White providing Mr. White with certain benefits in the event that his employment is terminated within twelve months following a change of control (as defined in the agreement).  This agreement automatically renews each year on January 1 unless the Committee or Mr. White gives the other notice of intent to terminate the agreement prior to November 30 of the preceding year, in which case the agreement terminates thirty days later.  Notwithstanding the foregoing, the change of control agreement may be terminated earlier in the event that prior to the earlier of a change of control or the Company entering into an agreement providing for a change of control, Mr. White shall cease to serve as the Chief Credit Officer/Chairman Knoxville, or the HRCC or the Company's Chief Executive Officer shall determine, in their sole discretion, that it is no longer appropriate to provide Mr. White with post-change of control benefits. This agreement was amended on November 20, 2012 to provide that the Company, or any successor to the Company upon a change of control, shall continue to make available to Mr. White following a change of control a life insurance benefit equal to two times his annual base salary not to exceed $500,000 at Mr. White's sole cost and expense for three years following the change of control; provided, that, if the Company's group life policy in effect as of the date of the amendment has then expired or terminated, the Company's, and any successor's, obligation to make the benefit available shall be only an obligation to use commercially reasonable efforts to make the benefit available.

Pinnacle Financial Partners, Inc.

Pursuant to the terms of the Mr. White's change of control agreement, as amended, if, within twelve (12) months following a "change of control" (as defined below), the Company or the Bank terminates Mr. White's employment without "cause" (as defined below) or Mr. White terminates his employment for "cause" (as defined below), the Company will be obligated to pay Mr. White a payment equal to two (2) times his then current base salary and target bonus amount on the last day of the month following the date of his termination. Furthermore, Mr. White and his immediate family will be entitled to continue to receive the health insurance plan benefits then in effect for employees of the Company and/or the Bank for a period of three years, including the Company-funded portion of the plan. In addition, Mr. White will also receive tax assistance, advice and filing preparation services from a qualified accounting firm of his choice for a period of three years at a cost to the Company and/or the Bank not to exceed $2,500.

For purposes of Mr. White's change of control agreement a "change of control" has the same definition as that term is defined in the employment agreements for Messrs. Turner, McCabe, Queener and Carpenter.  For purposes of Mr. White's change of control agreement , "cause" for purposes of determining whether Mr. White has the ability to voluntarily terminate his employment and receive payment of the change of control benefits under the agreement, generally means that immediately following the change of control, a material modification in Mr. White's job title or scope of responsibility has occurred without his consent; Mr. White, without his consent, no longer reports directly to the individual serving as the chief executive officer of the publicly-held parent company of Pinnacle Bank; an adverse change in Mr. White's overall supervisory authority occurs without his consent; a change in Mr. White's office location of more than 25 miles from his office location immediately following the change of control is effected without his consent; a material change in Mr. White's salary, bonus opportunity or other benefits has occurred; or the change of control is not renewed prior to the expiration of the then current term.

For purposes of Mr. White's change of control agreement, "cause", for purposes of determining whether the Company or Pinnacle Bank has terminated Mr. White's employment in a manner that does not require the payment to Mr. White of the change of control benefits under the agreement means a material breach by Mr. White of the terms of the agreement that remains uncured after the expiration of thirty (30) days following delivery of written notice to Mr. White by the Company or Pinnacle Bank; conduct by Mr. White that amounts to fraud, dishonesty or willful misconduct in the performance of his duties and responsibilities; failure by Mr. White to perform his duties and responsibilities as an employee which remains uncured after the expiration of thirty (30) days following delivery of written notice to Mr. White by the Company or Pinnacle Bank; Mr. White's arrest for, his charge in relation to or conviction of a crime involving breach of trust or moral turpitude; conduct by Mr. White that amounts to gross and willful insubordination or inattention to his duties and responsibilities as an employee of the Company or the Bank; or conduct by Mr. White that results in his removal as an officer or executive of the Company or Pinnacle Bank pursuant to a written order by any regulatory agency with authority or jurisdiction over the Company or Pinnacle Bank.
For purposes of Mr. White's change of control agreement a "change of control" has the same definition as that term is defined in the employment agreements for Messrs. Turner, McCabe, Queener and Carpenter.  For purposes of Mr. White's change of control agreement , "cause" for purposes of determining whether Mr. White has the ability to voluntarily terminate his employment and receive payment of the change of control benefits under the agreement, generally means that immediately following the change of control, a material modification in Mr. White's job title or scope of responsibility has occurred without his consent; Mr. White, without his consent, no longer reports directly to the individual serving as the chief executive officer of the publicly-held parent company of Pinnacle Bank; an adverse change in Mr. White's overall supervisory authority occurs without his consent; a change in Mr. White's office location of more than 25 miles from his office location immediately following the change of control is effected without his consent; a material change in Mr. White's salary, bonus opportunity or other benefits has occurred; or the change of control is not renewed prior to the expiration of the then current term.
Equity Awards
Furthermore, in the event of a change of control, any unvested restricted share awards (including restricted shares issued in settlement of performance-based vesting restricted share units), pursuant to the restricted share agreements with the executives noted above, would immediately vest.  For the performance-based vesting restricted share units issued in 2015 and 2014, the amount that would vest upon a change in control would be determined by the HRCC and would equal the greater of the target level payout and the amount that would have been expected to vest based on the Company's performance through the date the HRCC makes is determination.  For the performance-based vesting restricted share units issued prior to 2014, upon occurrence of a change in control as of December 31, 2015, all of the restrictions applicable to the restricted shares issued in settlement of these performance units would vest.
    Amounts Payable to Named Executive Officers Following Certain Termination Scenarios
The following is a tabular presentation of the amounts that would be owed the Named Executive Officers pursuant to the various events detailed above assuming the event occurred on December 31, 2015:
Pinnacle Financial Partners, Inc.

	Employee disability (3)	Employee death (3)	Pinnacle terminates employment without cause	Employee terminates employment for cause	Pinnacle terminates employee for cause or Employee terminates employment without cause	Employee retires (4)		Pinnaccle terminates Employee without cause or Employee terminates for cause within twelve months of a change of control

M. Terry Turner
Base Salary	$808,000	$-	$808,000	$808,000	$-	$		$808,000
Cash incentive payment	-	-	-	-	-			686,800
Total	$808,000	$-	$808,000	$808,000	$-	$		$1,494,800
Multiplier (in terms of years)	x .5	x 0	x 3	x 1	x 0			x 3
Aggregate cash payment	$404,000	$-	$2,424,000	$808,000	$-	$		$4,484,400

Health insurance - $800 per month	$-	$-	$9,600	$2,400	$-	$		$28,800
Tax assistance	$-	$-	$-	$-	$-	$		$7,500
Intrinsic value of unvested stock
options that immediately vest (1)	$-	$-	$-	$-	$-	$		$-
Value of unearned restricted shares
and performance units
that immediately vest	$8,450,415	$8,450,415	$-	$-	$-	$		$8,450,415
Payment for excise tax and gross up (2)	-	-	-	-	-			6,237,743
	$8,854,415	$8,450,415	$2,433,600	$810,400	$-		$-	$19,208,858
Robert A. McCabe, Jr.
Base Salary	$767,000	$-	$767,000	$767,000	$-	$		$767,000
Cash incentive payment	-	-	-	-	-			651,950
Total	$767,000	$-	$767,000	$767,000	$-	$		$1,418,950
Multiplier (in terms of years)	x .5	x 0	x 3	x 1	x 0			x 3
Aggregate cash payment	$384,00	$-	$2,301,000	$767,000	$-	$		$4,256,850

Health insurance - $800 per month	$-	$-	$9,600	$2,400	$-	$		$28,800
Tax assistance	$-	$-	$-	$-	$-	$		$7,500
Intrinsic value of unvested stock
options that immediately vest (1)	$-	$-	$-	$-	$-	$		$-
Value of unearned restricted shares
and performance units
that immediately vest	$6,904,582	$6,904,582	$-	$-	$-		$1,865,000	$6,904,582
Payment for excise tax and gross up (2)	-	-	-	-	-			4,592,025
	$7,288,082	$6,904,582	$2,310,600	$769,400	$-		$1,865,000	$15,789,756
Hugh M. Queener
Base Salary	$388,000	$-	$388,000	$388,000	$-	$		$388,000
Cash incentive payment	-	-	-	-	-			252,200
Total	$388,000	$-	$388,000	$388,000	$-	$		$640,200
Multiplier (in terms of years)	x .5	x 0	x 3	x 1	x 0			x 3
Aggregate cash payment	$194,000	$-	$1,164,000	$388,000	$-	$		$1,920,600

Health insurance - $800 per month	$-	$-	$9,600	$2,400	$-	$		$28,800
Tax assistance	$-	$-	$-	$-	$-	$		$7,500
Intrinsic value of unvested stock
options that immediately vest (1)	$-	$-	$-	$-	$-	$		$-
Value of unearned restricted shares
and performance units
that immediately vest	$2,549,870	$2,549,870	$-	$-	$-	$		$2,549,870
Payment for excise tax and gross up (2)	-	-	-	-	-			1,749,354
	$2,743,870	$2,549,870	$1,173,600	$390,400	$-		$-	$6,256,123

Pinnacle Financial Partners, Inc.

	Employee disability (3)	Employee death (3)	Pinnacle terminates employment for cause	Employee terminates employment for cause	Pinnacle terminates employee for cause or employee terminates employment without cause		Employee retires(4)	Pinnacle terminates Employee without cause or Employee terminates for cause within twelve months of change of control
Harold R. Carpenter
Base Salary	$388,000	$-	$388,000	$388,000	$-	$		$388,000
Cash incentive payment	-	-	-	-	-			252,200
Total	$388,000	$-	$388,000	$388,000	$-	$		$640,200
Multiplier (in terms of years)	x .5	x 0	x 3	x 1	x 0			x 3
Aggregate cash payment	$194,000	$-	$1,164,000	$388,000	$-	$		$1,920,600

Health insurance - $800 per month	$-	$-	$9,600	$2,400	$-	$		$28,800
Tax assistance	$-	$-	$-	$-	$-	$		$7,500
Intrinsic value of unvested stock
options that immediately vest (1)	$-	$-	$-	$-	$-	$		$-
Value of unearned restricted shares
and performance units
that immediately vest	$2,582,124	$2,582,124	$-	$-	$-	$		$2,582,124
Payment for excise tax and gross up (2)	-	-	-	-	-			1,797,221
	$2,776,124	$2,582,124	$1,173,600	$390,400	$-		$-	$6,336,245
Joseph Harvey White
Base Salary	$-	$-	$-	$-	$-	$		$292,000
Cash incentive payment	-	-	-	-	-			116,800
Total	$-	$-	$-	$-	$-	$		$408,800
Multiplier (in terms of years)	x .5	x 0	x 3	x 1	x 0			x 2
Aggregate cash payment	$-	$-	$-	$-	$-	$		$817,600

Health insurance - $800 per month	$-	$-	$-	$-	$-	$		$28,800
Tax assistance	$-	$-	$-	$-	$-	$		$2,500
Intrinsic value of unvested stock
options that immediately vest (1)	$-	$-	$-	$-	$-	$		$-
Value of unearned restricted shares
and performance units
that immediately vest	$-	$1,914,290	$-	$-	$-		$471,000	$1,914,290
Payment for excise tax and gross up (2)	-	-	-	-	-
	$-	$1,914,290	$-	$-	$-		$471,000	$2,763,190
(1)	Vesting of stock option awards pursuant to a change of control may only occur upon the consent of the Human Resources and Compensation Committee.
(2)
In determining the anticipated payment due the executive for excise tax and gross up pursuant to a termination by the Company of the employee without cause or a termination by the employee for cause in each case, within twelve months following a change of control, the Company has included in the calculation the anticipated value of the immediate vesting of previously unvested restricted share awards and restricted stock unit awards (including performance-based restricted stock unit awards) in addition to the cash payments and healthcare benefits noted above.  As a result, the Company has computed the 20% excise tax obligation owed by Messrs. Turner, McCabe, Queener, and Carpenter in the event of a change of control to be approximately $2,372,000, $2,019,000, $665,000, and $673,000, respectively.  As a result, the Company has assumed a combined personal income tax rate of 55% for each executive and has included the additional gross up amount which includes the anticipated excise tax obligation in the table above.  The Company has not anticipated such excise tax or gross up payments for other terminating events as payments for such matters are generally not subject to section 280G of the Code.

(3)
The above amounts do not include benefits owed the Named Executive Officers or their estates pursuant to the Company's broad based group disability insurance policies or group life insurance policy.  These benefits would be paid pursuant to these group polices which are provided to all employees of the Company.  Additionally, and also not included in the above amounts, the Named Executive Officers and certain other Leadership Team members also participate in a supplemental group disability policy which provides incremental coverage (i.e., "gap coverage") for these individuals over the broad-based group disability coverage maximums.

(4)
Includes the value of performance share units at December 31, 2015 for awards granted in 2014 and 2015 subject to performance criteria determined as of the respective grant date.  Upon retirement from the Company after reaching age 65, eligible associates are entitled to receive the number of units that they would have earned for the performance period during which they retired based on the Company's performance against the performance criteria established at grant date pro rated for the number of days they were employed during the performance period. These units that are earned will be settled in shares of the Company's common stock only if the Company achieves the NPA ratio applicable to such awards at December 31, 2017 and December 31, 2018 in the case of the 2014 awards and at December 31, 2019 in the case of the 2015 awards.

Pinnacle Financial Partners, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table lists, as of February 26, 2016, the number of shares of Common Stock beneficially owned by (a) any person known to the Company who owns in excess of 5% of the outstanding shares of Common Stock, (b) each current director of the Company, (c) each Named Executive Officer listed in the Summary Compensation Table, and (d) all directors and executive officers, as a group. The information shown below is based upon information furnished to the Company by the named persons and the percentages are calculated based on shares outstanding as of February 26, 2016.
	Number of Shares Beneficially Owned
Name	Common Shares Beneficially Owned	Aggregate Stock Option Grants Exercisable within 60 days of February 25, 2016	Total	Percent of All Shares Owned
Board of Directors (1):
Sue G. Atkinson	42,256	-	42,256	0.10%
H. Gordon Bone	79,289	1,862	81,151	0.20%
Charles E. Brock	23,253	31,083	54,336	0.13%
Renda J. Burkhart	2,747	-	2,747	0.01%
Gregory L. Burns	31,626	-	31,626	0.08%
Colleen Conway-Welch	37,868	-	37,868	0.09%
James C. Cope (2)	88,027	-	88,027	0.21%
Thomas C. Farnsworth, III	17,644	-	17,644	0.04%
Glenda Baskin Glover	4,051	-	4,051	0.01%
William F. Hagerty, IV	728	-	728	0.00%
William H. Huddleston, IV	57,294	-	57,294	0.14%
Ed C. Loughry, Jr.	134,173	10,000	144,173	0.35%
Robert A. McCabe, Jr. (2)	636,250	51,854	688,104	1.67%
Gary L. Scott	50,295	-	50,295	0.12%
Reese L. Smith, III	66,376	-	66,376	0.16%
M. Terry Turner (2)	586,693	78,449	665,142	1.62%

Named Executive Officers (1):
Hugh M. Queener (2)	293,475	32,959	326,434	0.79%
Harold R. Carpenter (2)	137,939	35,680	173,619	0.42%
J. Harvey White	54,358	-	54,358	0.13%

All Directors and executive officers as a Group (19 persons)	2,344,342	241,887	2,586,229	6.30%

Persons known to Company who own more than 5% of outstanding shares of Company Common Stock:
BlackRock, Inc. (3)
55 East 52nd Street
New York, NY 10055	3,083,084	-	3,083,084	7.51%

The Vanguard Group, Inc. (4)
100 Vanguard Blvd.
Malvern, PA 19355	2,683,936	-	2,683,936	6.54%

Dimensional Fund Advisors LP (5)
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746	2,098,343	-	2,098,343	5.11%

All Persons known to Company who own more than 5% of outstanding shares of Company Common Stock:	7,865,363		7,865,363	19.16%
(1)
Each person is the record owner of and has sole voting and investment power with respect to his or her shares.  Additionally, the address for each person listed is 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201.

(2)
As of February 26, 2016, the following individuals have pledged the following amounts of their Common Stock beneficially owned to secure lines of credit or other indebtedness: Mr. Turner – 144,647 shares; Mr. McCabe –130,025; Mr. Queener – 53,250 shares; Mr. Cope – 63,371 shares; Mr. Huddleston – 45,784 shares; Mr. Bone– 41,191 shares; and Mr. Carpenter – 11,208 shares.

(3)	The beneficial ownership information is derived from a Schedule 13G filed by the reporting person with the Securities and Exchange Commission on January 27, 2016.
(4)	The beneficial ownership information is derived from a Schedule 13G filed by the reporting person with the Securities and Exchange Commission on February 11, 2016.
(5)	The beneficial ownership information is derived from a Schedule 13G filed by the reporting person with the Securities and Exchange Commission on February 9, 2016.
Pinnacle Financial Partners, Inc.

Stock Ownership Guidelines
All of the Company's directors are encouraged to maintain a meaningful personal ownership of Common Stock in excess of minimum guidelines established by the Company's Corporate Governance Guidelines.  Generally, the guidelines require that directors own shares with a value of approximately 300% of the average annual compensation paid to a Board member by the Company, provided that until such level is reached, the minimum level may be satisfied by the retention of ownership of all restricted shares granted that have vested, if any.  For purposes of these beneficial ownership requirements, the average closing price for the last 15 day trading days of the preceding calendar year are used to determine market value.  As of December 31, 2015 such market value per share was $51.95.  The minimum guidelines must be satisfied exclusive of shares pledged or held in margin accounts with outstanding margin debt.  All of the Company's directors are in compliance with the minimum ownership guidelines (including compliance exclusive of shares pledged).
The Board of Directors also expects the Chief Executive Officer and all other Named Executive Officers to maintain a meaningful personal ownership in the Company in the form of Common Stock.  The minimum Common Stock beneficial ownership levels for the Chief Executive Officer and the Chairman of the Board are a minimum of 400% of their annual cash salary in Company Common Stock.  For purposes of this measurement, the average closing price of the Company's Common Stock for the last 15 trading days of the previous calendar year is used to determine the market value of each executive's holdings.  Additionally, the Executive Committee established stock beneficial ownership levels of 300% of the annual cash salary for the Chief Administrative Officer; 200% of the annual cash salary for the Chief Financial Officer; and 150% of the annual cash salary for the Chief Credit Officer.  All Named Executive Officers currently exceed the applicable minimum level of beneficial ownership (including compliance exclusive of shares pledged).  Should an executive officer's ownership fall below the minimum beneficial ownership levels noted above, in order to transact an open market sale of their Company Common Stock, the officer would be required to seek the prior approval of the Board. All of the Company's executive officers are in compliance with the minimum ownership guidelines (including compliance exclusive of shares pledged).
Anti-Hedging Policy and Pledges of Shares of Common Stock
The Company has an anti-hedging policy that prohibits directors, officers or employees from engaging in short sales or hedging including purchases or sales of puts or calls, collars or other hedging on the Company's Common Stock, and such transactions violate its Insider Trading Policy and Code of Conduct. Directors and executive officers must certify compliance with the Insider Trading Policy and Code of Conduct annually.
The Company's Corporate Governance Guidelines were recently amended to state that pledging of shares of Company Common Stock was disfavored and executive officers should seek to minimize the amount of stock pledged over time. As noted above, shares of Common Stock pledged are not counted toward compliance with stock ownership guidelines by our Named Executive Officers and directors.  The Nominating and Corporate Governance Committee takes into account compliance with the ownership guidelines in considering whether to re-nominate a director.
Section 16(A) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own beneficially more than 10% of the Company's outstanding Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in their ownership of the Company Common Stock. Directors, executive officers and greater than 10% shareholders are required to furnish the Company with copies of the forms they file.  To our knowledge, based solely on a review of the copies of these reports furnished to the Company during the year ended December 31, 2015, or on written representations from certain reporting persons that no Forms 5 were required for those persons, all of the persons who were directors or executive officers of the Company during 2015, complied with all applicable Section 16(a) filing requirements during 2015 except that Mr. Brock had one late Form 4 filing related to reporting the shares of Common Stock he acquired in connection with the Company's merger with CapitalMark.
Pinnacle Financial Partners, Inc.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Bank has loan and deposit transactions in the ordinary course of business with directors and officers of the Company and the Bank and their affiliates, including members of their families, and corporations, partnerships or other organizations in which the directors and officers have a controlling interest. All these transactions were entered into on substantially the same terms (including price, interest rate and collateral) as those prevailing at the same time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectability or present other unfavorable features to the Company or the Bank. None of such loans were disclosed as nonaccrual, past due, restructured or potential problems in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.
Pursuant to the Audit Committee Charter, the Audit Committee of the Board is responsible for reviewing and approving any transaction required to be described in this proxy statement pursuant to the rules and regulations of the Securities and Exchange Commission.
Human Resources and Compensation Committee Interlocks and Insider Participation
At times during 2015, the Human Resources and Compensation Committee of the Board of Directors consisted of Harold Gordon Bone, Charles E. Brock, William F. Hagerty, IV, James C. Cope, Ed C. Loughry, Jr,  Gary L. Scott and Reese L. Smith III, none of whom was an employee or officer of the Company or its subsidiaries in 2015 or formerly an officer of the Company or its subsidiaries. No interlocking relationship existed during 2015 between any officer, member of our Board of Directors or the Human Resources and Compensation Committee and any officer, member of the Board of Directors or compensation committee (or committee performing similar functions) of any other company.
Pinnacle Financial Partners, Inc.

REPORT OF THE AUDIT COMMITTEE
    The following is the Report of the Audit Committee regarding the Company's audited financial statements to be included in the Company's Annual Report on Form10-K:
We have reviewed and discussed with management the Company's audited financial statements as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015.
We have discussed with the Company's independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 16, as amended (AICPA Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
We have received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the audit committee concerning independence, and have discussed with the independent registered public accounting firm the Company's independence.
Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
Gary L. Scott, Chairman
Gregory L. Burns, Member
Renda J. Burkhart, Member
Thomas C. Farnsworth III, Member
Glenda Baskin Glover, Member
William F. Hagerty IV, Member
William H. Huddleston IV, Member
Reese L. Smith, III, Member
The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.
Pinnacle Financial Partners, Inc.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of the Company engaged KPMG LLP to serve as the Company's independent registered public accounting firm for the Company for the year ended December 31, 2015.
Audit Fees.  During the years ended December 31, 2015 and 2014, the Company incurred the following fees for services performed by the independent registered public accounting firm:
	2015	2014
Audit Fees (1)	$822,000	$484,800
Audit-Related Fees	20,000	20,000
Tax Fees	-	-
All Other Fees	-	-
Total Fees	$904,750	$504,800
(1)
Includes fees related to the annual independent audit of the Company's financial statements and reviews of the Company's annual report on Form 10-K, quarterly reports on Form 10-Q, report on internal control over financial reporting, and required statutory filings. These fees also include fees for services in conjunction with our 2015 acquisitions.

The Audit Committee also has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent auditor to the Company. The policy requires that all services performed by the Company's independent registered public accounting firm for the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Committee. The Committee approved all audit and non-audit services provided by KPMG LLP during fiscal 2015 and 2014 prior to KPMG LLP performing such services.

OTHER MATTERS
The Board of the Company knows of no other matters that may be brought before the Meeting. If, however, any matters other than those set forth in this proxy statement should properly come before the meeting, votes will be cast pursuant to the proxies in accordance with the best judgment of the proxy holders.
If you cannot be present in person, you are requested to vote and submit your proxy promptly. You may vote by toll-free telephone, by the Internet or, if you requested printed materials, by completing, dating, signing and returning the accompanying proxy card promptly in the envelope provided. No postage is required if mailed in the United States.
Pinnacle Financial Partners, Inc.

GENERAL INFORMATION
Annual Report.  The Company's 2015 Annual Report being made available to shareholders with this proxy statement.  The Annual Report is not a part of the proxy solicitation materials.
Additional Information.  A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2015, excluding certain exhibits thereto, may be obtained without charge by writing to Pinnacle Financial Partners, Inc., Attn:  Chief Financial Officer, 150 Third Avenue South, Suite 900, Nashville, Tennessee  37201.  Also, the Company's Annual Report on Form 10-K and all quarterly reports on Form 10-Q for the year ended December 31, 2015 can also be accessed via the "Investor Relations" section of the Company's website located at www.pnfp.com.

By Order of the Board of Directors,
Hugh M. Queener
Corporate Secretary
  March 10, 2016
Pinnacle Financial Partners, Inc.

PINNACLE FINANCIAL PARTNERS, INC.
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 19, 2016
The undersigned hereby appoints Robert A. McCabe, Jr. or M. Terry Turner or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them to represent and to vote, as designated below, all of the Common Stock of Pinnacle Financial Partners, Inc., which the undersigned would be entitled to vote if personally present at the  2016 Annual Meeting of Shareholders to be held in our offices on the eighth floor of the Pinnacle at Symphony Place at 150 Third Avenue South, Nashville, Tennessee  37201 and at any adjournments of the annual meeting, upon the proposals described in the accompanying Notice of the Annual Meeting and the Proxy Statement relating to the 2016 Annual Meeting, receipt of which are hereby acknowledged.
THE BOARD OF DIRECTORS RECOMMENDS THAT
THE SHAREHOLDERS VOTE "FOR" PROPOSALS 1 THROUGH 3.
PROPOSAL #1: To elect eleven persons to serve as directors, for a term of one year and until the due election and qualification of their successors;
Harold Gordon Bone	Charles E. Brock	Renda J. Burkhart
Gregory L. Burns	Colleen Conway-Welch	Thomas C. Farnsworth, III
Glenda Baskin Glover	William F. Hagerty, IV	Ed C. Loughry, Jr.
Gary L. Scott	M. Terry Turner
[ ] FOR all	[ ] AGAINST all	[ ] FOR ALL EXCEPT
INSTRUCTION:  To vote "Against" any individual nominee, mark "For All Except" above, and write the names of the nominees for which you do NOT wish to vote FOR in the space below.
PROPOSAL #2:  To approve, on a non-binding, advisory basis, the compensation of the Company's named executive officers as disclosed in the proxy statement for the annual meeting of shareholders:
[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
PROPOSAL #3:   To ratify the appointment of Crowe Horwath LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016:
[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
* * * * * * * *
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION TO THE CONTRARY IS INDICATED, IT WILL BE VOTED FOR PROPOSALS #1, #2, AND #3
Pinnacle Financial Partners, Inc.

DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER
MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING.
If stock is held in the name of more than one person, all holders must sign.  Signatures should correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership or limited liability company, please sign in such name by authorized person.
_____________________________	_____________________________	Date: ______________, 2016
Signature of Shareholder(s)	Signature of Shareholder(s)

_____________________________	_____________________________
Please print name of Shareholder(s)	Please print name of Shareholder(s)
Pinnacle Financial Partners, Inc.